File No. 33-59279

      As filed with the Securities and Exchange Commission on April 23, 1999

                       Securities and Exchange Commission
                              Washington, D.C. 20549

                   POST-EFFECTIVE AMENDMENT NO. 4 ON FORM S-2
                                       TO
                                    FORM S-1

           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                     DynCorp
            (Exact name of registrant as specified in its charter)

                                     Delaware
           (State or other jurisdiction of incorporation or organization)

                                      8744
             (Primary Standard Industrial Classification Code Number)

                                   36-2408747
                  (I.R.S. Employer Identification Number)
   2000 Edmund Halley Drive, Reston, Virginia 20191-3436  (703) 264-0330
             (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                              David L. Reichardt
                  Senior Vice President & General Counsel
                                    DynCorp
                          2000 Edmund Halley Drive
                         Reston, Virginia 20191-3436
                               (703) 264-9106
 (Name, address, including zip code and telephone number, including area code, of agent for service)

                                 Copies to:
                               Robert B. Ott
                              Arnold & Porter
                          555 Twelfth Street, N.W.
                        Washington, D.C. 20004-1202
                               (202) 942-5008

                 SUBJECT TO COMPLETION DATED April 23, 1999

     The Information in this prospectus is not complete and may be changed. We may not sell these securities until the post-effective amendment to this registration statement filed with the Securities and Exchange commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.


PROSPECTUS

                          The Art of Technology (logo)

                                     DynCorp
                    11,969,313 Shares of DynCorp Common Stock
                           (Par Value $0.10 per Share)

     DynCorp originally offered 11,969,313 shares of common stock, par value $0.10 per share, in 1996. This prospectus has been revised to present current information. Some of those shares have already been sold on our internal stock market or distributed through our benefit plans described below, and 10,877,821 shares remain in this offering.

                        The DynCorp Internal Stock Market


     These shares may be offered and sold on our internal stock market, a limited securities trading market established by DynCorp to provide employees, benefit plans, and other stockholders the opportunity to buy and sell shares of common stock on selected days each year at a price determined by our Board of Directors. All offers and sales on the internal stock market by stockholders may be attributed to DynCorp under the federal securities laws. We may also sell or buy shares of common stock on the internal stock market for our own account, but we will do so only to address imbalances between the number of shares offered for sale and bid for purchase by stockholders on any particular trade date. The internal stock market is managed by our subsidiary, DynEx, Inc. The purchases and sales of shares on the internal stock market are carried out by Buck Investment Services, Inc., a registered broker-dealer, upon instructions from the respective buyers and sellers. See "Market Information -- The Internal Stock Market."

     See "Risk Factors" on pages 2 through 6 for information concerning certain factors that should be considered by prospective investors.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                  The date of this prospectus is _______, 1999

                       Where You Can Find More Information

     We file annual, quarterly, and special reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

     The SEC allows us to incorporate by reference the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the document listed below:

 Our  Annual  Report  on Form  10-K for the year ended December 31, 1998.

     You may request a copy of this filing, at no cost, by writing or telephoning: H. Montgomery Hougen, Vice President and Corporate Secretary, DynCorp, 2000 Edmund Halley Drive, Reston, Virginia 20191, telephone (703) 264-9112.

     This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide information other than that provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

     Information in this prospectus, or incorporated by reference, includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements use forward-looking words or phrases such as "intended", "will be positioned", "expects", "expected", "anticipates", and "anticipated." These forward-looking statements are based on our current expectations. All statements other than statements of historical facts, including those regarding our financial position, business strategy, projected costs, and plans and objectives of management for future operations, are forward-looking statements. Although we believe that expectations reflected in those forward-looking statements are reasonable, there can be no assurance that our expectations will prove to have been correct. Because forward-looking statements involve risks and uncertainties, our actual results could differ materially. Important factors that could cause actual results to differ materially from our expectations are disclosed under "Risk Factors" and elsewhere in this prospectus. These forward-looking statements represent our judgment as of the date of this prospectus. All subsequent written and oral forward-looking statements attributable to DynCorp or persons acting on behalf of DynCorp are expressly qualified in their entirety by these cautionary statements. DynCorp does not, however, claim any intent or obligation to update its forward-looking statements.

                                     Summary


     There is no present public market for our common stock, although one could be established in the future. So, we established an internal stock market in 1996, to provide liquidity for current stockholders, as well as a means for current employees to acquire common stock through our various benefit plans.

     If the internal stock market does not give a stockholder a ready means for selling shares, and the stockholder cannot find another buyer for his or her shares of common stock, the stockholder's investment could remain illiquid for an indefinite period.

     All of the shares of common stock offered by this prospectus will be subject to certain internal market and by-law restrictions, including restrictions on their transferability. Shares purchased on the internal stock market will be subject to contractual transfer restrictions having the same effect as those contained in the by-laws.

     The purchase price of the common stock offered by this prospectus is called the formula price. The formula price will be determined by a formula based on our financial performance. The formula price of one share of common stock is expressed as an equation:

          formula price =  [(CF x 7)MF + NOA - IBD]
                                      ESO

     In this formula, "CF" means operating cash flow, which is our earnings before interest, taxes, depreciation, and amortization for the four fiscal quarters preceding the date of a price valuation. "MF" means a market factor, which is a numerical factor that reflects existing securities market conditions relevant to the valuation of the common stock. "NOA" means our non-operating assets at disposition value, net of disposition costs. "IBD" means the sum of interest-bearing debt adjusted to market and other outstanding securities that would be satisfied or repaid in a liquidation before our common stock. "ESO" means the number of shares of stock outstanding at the date on which a valuation is made, assuming exercise of all outstanding options.

     Our Board of Directors reviews the formula price, including the market factor, on a quarterly basis, in preparation for internal stock market trade dates. The market factor is reviewed by the Board in conjunction with an appraisal that is prepared by an independent appraisal firm for the committee administering our Employee Stock Ownership Plan. The Board of Directors believes that the valuation process results in a stock price that reasonably reflects the value of DynCorp on a per-share basis.


                                    DynCorp

     DynCorp is a leading provider of diversified management, technical, and professional services to a wide range of government customers. Our principal markets are information management services, software development, and system integration and analysis; facilities management; and aviation maintenance and specialized support services. We are one of the foremost providers of services to the U.S. Government. Current customers include agencies of the Department of Defense, the Department of Energy, the National Aeronautics and Space Administration, the Department of State, the Department of Justice, and various other U.S.

Government and United Nations agencies, as well as a few commercial customers. We employ approximately 16,278 employees throughout the United States and in several foreign countries to perform services for our various customers.

     DynCorp was incorporated in Delaware in 1946. The address of our principal executive offices is 2000 Edmund Halley Drive, Reston, Virginia 20191-3436, telephone (703) 264-0330.

     You may find out more about DynCorp by visiting our internet home page at http://www.dyncorp.com.

                                  Risk Factors


     Prior to purchasing the common stock offered by this prospectus, you should carefully consider all of the information contained in and incorporated by reference to this prospectus, and in particular you should carefully consider the following factors.

Substantial Leverage and Ability to Service and Refinance Debt

     Our operations and acquisitions are financed largely through debt rather than the sale of stock. Our indebtedness was $166.4 million as of December 31, 1998, net of discount of $0.5 million, including issued but undrawn letters of credit of $6.1 million and excluding unused commitments available for borrowing of $76.0 million. Our stockholders' equity was $11.9 million. Earnings for the years ended December 31, 1995 and 1994 were insufficient to cover fixed charges by approximately $4.5 million and $3.1 million, respectively. For the years ended December 31, 1998, 1997, and 1996, earnings were greater than fixed charges by ratios of 2.1 : 1.0, 1.5 : 1.0, and 2.0 : 1.0, respectively. Subject to the restrictions in our existing financing agreements, we may incur additional indebtedness from time to time to finance acquisitions, working capital, or capital expenditures and for other purposes.

     The level of our indebtedness could have important consequences, including:

o a substantial portion of our cash flow from operations must be dedicated to pay interest and repay debt and will not be available for other purposes;

o our ability to obtain additional debt financing in the future for working capital, capital expenditures, or acquisitions may be limited, and, if additional borrowings can be made, they may not be on favorable terms; and

o our level of indebtedness could limit our flexibility in reacting to changes in the industry and economic conditions generally.

     Our ability to satisfy our debt obligations will depend upon our future operating performance, which will be affected by prevailing economic conditions and financial, business, and other factors, many of which are beyond our control. If we are unable to service our indebtedness, we will be forced to adopt an alternative strategy that may include actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing indebtedness, or seeking additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all. If we are unable to repay our debt as it becomes due, the stockholders could lose some or all of their investment.

Restrictions Imposed by Terms of Our Indebtedness

     The terms of our agreements with banks and trustees relating to our indebtedness restrict our ability to incur additional indebtedness, incur liens, pay dividends or make other restricted payments, sell certain assets, and enter into certain kinds of transactions with affiliates, and they impose restrictions on the ability of subsidiaries to pay dividends or make payments to DynCorp. These agreements also restrict our ability to merge or consolidate with another company or to sell, assign, transfer, lease, convey, or otherwise dispose of all or substantially all of our assets.

     In addition, the agreements relating to our various financing arrangements, which are our senior subordinated notes, our accounts receivable securitization facility, and our revolving credit facility, contain other restrictive covenants. A breach of any of these covenants could result in a default under those arrangements. Upon the occurrence of an event of default, the lenders could elect to declare all amounts outstanding, together with accrued interest, to be immediately due and payable. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that indebtedness.

     This aggregate indebtedness is currently secured by substantially all of the assets of DynCorp and its subsidiaries. If the lenders accelerate the payment of such indebtedness, there can be no assurance that our assets would be sufficient to repay our indebtedness in full.

     Unless our consolidated fixed charge coverage ratio, as defined in the indenture relating to our senior subordinated notes, after giving effect to newly incurred indebtedness, remains at least 2.0 : 1.0, we could not make certain types of additional investments or incur additional indebtedness outside the ordinary course of business. As of December 31, 1998, our consolidated fixed charge coverage ratio, as defined, was approximately 3.3 : 1.0.

     Under the terms of our securitization financing facility, our ability to obtain funding through the facility would be suspended if:

o  our interest coverage ratio, as defined in the related documents,falls below
1.1 : 1.0,

o scheduled principal payments on our other indebtedness exceed $40.0 million during the period from May 1, 2000 to April 30, 2001, or

o scheduled principal payments on our other indebtedness exceed $20.0 million during the period from May 1, 2001 to April 30, 2002.

In those events, our wholly owned financing subsidiary, Dyn Funding Corporation, would be unable to convert our accounts receivable into cash prior to actual collection of those receivables. As of December 31, 1998, our interest coverage ratio was approximately 4.3 : 1.0.

     Further, if the collateral value of the receivables and cash held by Dyn Funding Corporation falls below the amount of outstanding borrowings under the facilities, and we fail to provide sufficient additional receivables or cash to increase the collateral value to such amount, our ability to obtain funding through the facility would be suspended or terminated. Then all collections on our receivables would be used to repay all or part of the amounts outstanding under the facilities. The suspension or termination of our ability to obtain funding through the facility and the use of collections to repay borrowings under the facility would result in additional demands on our cash resources.

Dependence on U.S. Government Contracts

     We derived 95% of our revenues for the year ended December 31, 1998, and 97% of our revenues for each of the years ended December 31, 1997 and 1996, from contracts and subcontracts with the U.S. Government. Contracts with agencies of the Department of Defense represented 40%, 45%, and 50% of our revenues for the years ended December 31, 1998, 1997, and 1996, respectively. Continuation and renewal of our existing government contracts and the acquisition of additional government contracts is contingent upon the availability of adequate funding for various U.S. Government agencies, among other things. A significant decline in or reapportioning of U.S. military expenditures could reduce the operations and maintenance portion of the defense budget; that could have a serious effect our revenues and earnings. The loss or significant curtailment of material government contracts would also have a serious effect on our future revenues and earnings.

Possible Termination of Government Contracts

     Typically, a government contract has an initial term of one year combined with two to four one-year renewal periods, exercisable at the discretion of the Government. The Government is not obligated to exercise its option to renew a government contract. At the time of completion of a government contract, the contract is "recompeted" against all eligible third-party providers.

     Contracts between DynCorp and the U.S. Government or its prime contractors also contain standard provisions for termination at the convenience of the Government or such prime contractors. There can be no assurance that terminations will not occur, and such terminations could adversely affect our business and prospects.

No Assurance of Revenues under Indefinite Quantity Contracts

     Many government contracts, particularly those involving information technology, are indefinite delivery, indefinite quantity ("IDIQ") contracts. An agency may award an IDIQ contract to one or more contractors, but the award does not represent any firm orders for services. Instead the contractor(s) may then identify specific projects and propose to perform the service for a potential customer covered by the IDIQ contract, and the customer may or may not decide to order the services. Thus, having such a contract does not assure that any revenues will be generated.

Risks Associated with Costs of Performance

     Our government contract services are provided through three types of contracts: fixed-price, time-and-materials, and cost-reimbursement. We assume financial risk on fixed-price contracts and time-and-materials contracts, because we assume the risk of performing those contracts at the stipulated prices or negotiated hourly rates. If we do not accurately estimate ultimate costs and control costs during performance of the work, we could lose money or have smaller profits. With cost-reimbursement contracts, so long as actual costs incurred are within the contract ceiling and allowable under the terms of the contract, we are entitled to reimbursement of the costs plus a stipulated profit.

     From time to time costs which we believe to be payable under contracts are questioned by the Government and audited. We cannot determine the outcome of ongoing audit findings at this time.

     Government contract payments received by us for allowable direct and indirect costs are subject to adjustment after audit by government auditors and repayment to the Government, if the payments exceed allowable costs as defined in such government contracts. Audits have been completed on our incurred contract costs through 1995, except for two contracts, and are continuing for subsequent periods. We have included an allowance for possible excess billings and contract losses in our financial statements which we believe is adequate, based on our interpretation of contracting regulations and past experience. There can be no assurance, however, that this allowance will be adequate.

Governmental Investigations

     We are occasionally the subject of investigations by the Department of Justice and other investigative organizations, resulting from employee actions and other allegations regarding business practices. In management's opinion, there are no outstanding issues of this nature at April 1, 1999 that will have a material adverse effect on our consolidated financial position, results of operations, or liquidity.

Potential for Suspension or Debarment

     As a U.S. Government contractor, we are subject to federal regulations under which our ability to receive awards of new government contracts, or extensions of existing government contracts, may be unilaterally suspended or barred by the U.S. Government, if we should be convicted of a crime or be indicted based on allegations of a violation of certain specific federal statutes or other activities. The initiation of suspension or debarment hearings against us or any of our affiliated entities could have a material adverse impact upon our business and prospects.

Potential for Adverse Judgments in Legal Proceedings

     DynCorp and its subsidiaries and affiliates are involved in various claims and lawsuits, including contract disputes and claims based on allegations of negligence and other tortious conduct. We are also potentially liable for certain personal injury, tax, environmental, and contract dispute issues related to the prior operations of divested businesses.

     The total amount of damages currently claimed by the claimants in these cases is estimated to be approximately $78.1 million, including compensatory punitive damages and penalties. In most cases, we have denied, or believe we have a basis to deny, liability. In some cases, we also have offsetting claims against the claimants, third parties, or insurance carriers.

     We believe that any amounts that will actually be recovered by claimants these cases will be substantially less than the aggregate amount claimed. After taking into account available insurance, we believe we are adequately reserved with respect to the potential liability for such claims. The estimate set forth above does not reflect claims that may have been incurred but have not yet been filed. We have recorded such damages and penalties that are considered to be probable recoveries against DynCorp or its subsidiaries. It is possible that the level of filings will increase more than management has anticipated, increasing such exposures, and no upper limit of exposure can be reasonably estimated.

Competition

     The markets that DynCorp serves are highly competitive. In each of our businesses, our competition is quite fragmented, with no single competitor holding a significant market position. We experience vigorous competition from industrial firms, university laboratories, and nonprofit institutions. Some of our competitors are large, diversified firms with substantially greater financial resources and larger technical staffs than we have.

     Government agencies also compete with us, because they can utilize internal resources to perform certain types of services that might otherwise be performed by us. Most of our revenues are derived from contracts with the U.S. Government and its prime contractors, and such contracts are awarded on the basis of negotiations or competitive bids where price is a significant factor.

Company May Be Obligated to Repurchase Shares of Certain ESOP Participants

     When a participant in the DynCorp Employee Stock Ownership Plan ("ESOP") receives a distribution of common stock from the ESOP prior to the time when our common stock becomes readily tradable stock, the ESOP, or DynCorp under certain circumstances, is obligated to repurchase such shares from the participant. To the extent that DynCorp repurchases those shares, our availability of cash will be adversely affected. DynCorp has the right under both the ESOP and applicable law to defer indefinitely the repurchase of any shares, if payment to the stockholders would impair the capital of DynCorp. See "Employee Benefit Plans -- Employee Stock Ownership Plan -- Distributions and Withdrawals."

No Payment of Cash Dividends

     We have not paid a cash dividend since 1987. We do not have a policy for the payment of regular dividends. Any payment of dividends in the future will be subject to the discretion of our Board of Directors and may be subject to restrictions imposed by financing arrangements and by legal and regulatory restrictions.

Absence of a Public Market

     There is no present public market for our common stock, although one could be established in the future. Our internal stock market provides the only mechanism for selling our common stock. There may not be sufficient buy orders on a trade date to support current sell orders. We may defer or cancel a trade date, either because of an imbalance of buy and sell orders which would not permit an orderly trade or for other reasons. There can be no assurance that the purchasers of common stock in this offering will be able to resell their shares through the internal stock market should they decide to do so.

     To the extent that the internal stock market does not provide sufficient liquidity for a stockholder, and the stockholder is otherwise unable to locate a buyer for his or her shares, the stockholder's investment could remain illiquid for an indefinite period, and the stockholder could effectively be subject to a total loss of investment. Accordingly, the purchase of our common stock is suitable only for persons who have no need for liquidity in this investment and who can afford a total loss of investment. See "Market Information -- The Internal Stock Market."

Right of First Refusal

     All shares of common stock offered by this prospectus will be subject to our right of first refusal to purchase such shares before they may be offered to third parties, except on the internal stock market. Shares of common stock purchased on the internal stock market will be subject to contractual transfer restrictions having the same effect as those contained in the by-laws. See "Description of Capital Stock -- Restrictions on Common Stock."

Offering Price Determined by Formula, Not Market Forces

     The offering price for the common stock is, and subsequent offering prices will be, determined by means of the formula set forth on the page 1 of this prospectus. The formula takes into consideration our financial performance, the market valuation of comparable companies, and the limited liquidity of the common stock, as determined by our Board of Directors based on an independent appraisal. The formula is subject to change by the Board of Directors in its sole discretion. See "Market Information -- Determination of Purchase Price."

Anti-Takeover Effects

     The combined effects of ownership of a substantial portion of the outstanding shares of common stock by management and our benefit plans, together with our right of first refusal, may discourage, delay, or prevent attempts to acquire control of DynCorp that are not negotiated with our Board of Directors and the trustees of the benefit plans. These may, individually or collectively, have the effect of discouraging takeover attempts that some stockholders might deem to be in their best interests, including tender offers in which stockholders might receive a premium for their shares over the formula price available on the internal stock market, as well as making it more difficult for individual stockholders or a group of stockholders to elect directors. See "Description of Capital Stock."

Dilution

     The net tangible book value of DynCorp on December 31, 1998 was a negative $130.8 million, or $(18.20) per share, which is substantially less than the current formula price of $23.50. This is caused by the fact that the shares of common stock held by the Employee Stock Ownership Plan are subject to a put option. See "Employee Benefit Plans Employee Stock Ownership Plan - Distributions and Withdrawals." These shares are deemed to be redeemable and are only treated as temporary equity. Therefore, purchasers of common stock in the offering will realize immediate and substantial dilution of $41.70 per share (177%), or $40.93 per share (174%) assuming conversion of all outstanding options, and the issuance of all restricted stock shares. The amount of dilution may vary, depending on the formula price.

     The 2,391,044 shares remaining available for issue under our benefit plans described below would dilute the number of shares outstanding. See "Securities Offered by this Prospectus -- Shares Remaining for Issue under Benefit Plans." The Compensation Committee also adopted a new 1999 Long-Term Incentive Stock Plan, under which up to 800,000 additional shares may be issued. If all the shares which could be issued under our benefit plans, including our former Restricted Stock Plan, were to be issued, there would be 13,414,123 shares of common stock outstanding. As of April 1, 1999, there were 10,032,872 shares outstanding.

                      Securities Offered by This Prospectus


Common Stock Offered by DynCorp

     The shares of common stock offered by DynCorp may be offered through the internal stock market to trustees or agents for the benefit of employees under our employee benefit plans described below or directly to our current and future employees. For purposes of our registration under the Securities Act of 1933, all sales on the internal stock market, whether direct by DynCorp, by officers, directors, and other affiliates of DynCorp, and by other stockholders may be attributed to us.

     Total sales to date on the internal stock market are:

o    2,945 shares sold directly by DynCorp,

o    144,094 shares sold by officers, directors, and affiliates of DynCorp, and

o    885,497 shares sold by other stockholders

     In addition, we have issued 58,956 shares to employees through our employee benefit plans.

Direct and Contingent Sales to Employees

     We believe that our success is dependent upon the abilities of our employees. Since 1988, we have pursued a policy of offering such persons an opportunity to make an equity investment in DynCorp as an inducement to become and remain employees. At the discretion of our Board of Directors or the Compensation Committee of the Board of Directors, and subject to applicable state securities laws, employees and directors may be offered an opportunity to purchase shares of common stock offered by this prospectus.

     All such direct and contingent sales to employees, as well as directors, will be effected through the internal stock market or the employee benefit plans described below and may be attributable to DynCorp. Pursuant to our by-laws, all shares of common stock offered by us after May 11, 1995, to our employees or directors and all shares of common stock purchased on the internal stock market are subject to a right of first refusal. See "Description of Capital Stock -- Restrictions on Common Stock."

Equity Target Ownership Policy

     We have adopted an Equity Target Ownership Policy, under which certain highly paid employees are encouraged to invest specified multiples of their annual salaries in shares of the common stock, over a period of seven years. Under the Policy, employees in the company's four highest salary bands are encouraged to invest an amount related to their annual salary rate in shares of common stock as follows:

                              recommended value of
Base salary rate of:          holdings:
President & CEO               4.0 times base salary
$300,000 or more              3.0 times base salary
$200,000 to $299,999          2.5 times base salary
less than $200,000            1.5 times base salary

     Investments under any of the employee benefit plans described below, as well as other shares owned by the employee, will qualify for purposes of the Policy.

Savings and Retirement Plan

     We maintain a Savings and Retirement Plan ("SARP"), which is intended to be qualified under Sections 401(a) and 401(k) of the Internal Revenue Code. Generally, all employees are eligible to participate, except for employees of units designated as ineligible, such as units which are subject to the terms of collective bargaining agreements, participate in other site-specific benefit plans, or are located in foreign countries. The SARP permits a participant to elect to defer, for federal income tax purposes, a portion of his or her annual compensation and to have such amount contributed directly by us to the deferred fund of the SARP for his or her benefit.

     We may, but are not obligated to, make a matching contribution to the SARP trust for the benefit of those participants who have elected to defer a portion of their compensation for investment in shares of common stock. The amount of any matching contribution is determined periodically by our Board of Directors based on the aggregate amounts deferred by participants. We currently provide a company matching contribution, either in cash for purchase of common stock on the internal stock market or in shares of common stock, of 100% of the first one percent of compensation invested in the Company common stock fund by a participant and 25% of the next four percent of compensation so invested. We may also make additional contributions to the SARP trust in order to comply with
Section 401(k) of the Internal Revenue Code.

     Each participant is vested at all times in 100% of his or her personal contributions to the deferred fund accounts. Company contributions become 100% vested after one year of service. Benefits are payable to a participant within certain specified time periods following such participant's retirement, permanent disability, death, or other termination of employment. Pursuant to our by-laws, shares of common stock distributed to a participant under the SARP are subject to our right of first refusal. See "Employee Benefit Plans -- Savings and Retirement Plan" and "Description of Capital Stock -- Restrictions on Common Stock."

Employee Stock Purchase Plan

     We have also established an Employee Stock Purchase Plan for the benefit of substantially all our employees. The Stock Purchase Plan provides for the purchase of common stock through payroll deductions by participating employees. The Stock Purchase Plan is intended to qualify as a stock purchase plan under
Section 423(b) of the Internal Revenue Code. Participants designate a certain amount to be withheld from their regular pay for the purchase of common stock, and DynCorp contributes an additional 5% of that amount in the form of cash or shares of common stock for each participant.

     Purchases on behalf of participating employees are made through the internal stock market. All shares purchased pursuant to the Stock Purchase Plan are credited to the participant's directly owned stock account promptly following the trade date on which they were purchased and, pursuant to our by-laws, are subject to our right of first refusal. See "Employee Benefit Plans -- Employee Stock Purchase Plan" and "Description of Capital Stock -- Restrictions on Common Stock."

1995 Stock Option Plan

     Pursuant to our 1995 Stock Option Plan, we have granted stock options to certain employees and directors. As of April 1, 1999, 26,500 stock options have been exercised and 1,220,600 are outstanding. We do not anticipate granting any more options under this Plan. Pursuant to the by-laws, all shares of common stock issued upon the exercise of such stock options will be subject to our right of first refusal. See "Employee Benefit Plans -- 1995 Stock Option Plan" and "Description of Capital Stock -- Restrictions on Common Stock."

Executive Incentive Plan

     Our Executive Incentive Plan provides for the payment of annual bonuses to certain officers and executive employees. The Executive Incentive Plan provides for payment of up to 20% of the bonuses, net of applicable taxes, in the form of shares of common stock, valued at the then-current formula price. The shares of common stock are distributed following each fiscal year. As of April 1, 1999, 32,456 shares have been distributed under the Executive Incentive Plan. Pursuant to our by-laws, shares of common stock awarded pursuant to this Plan will be subject to our right of first refusal. See "Employee Benefit Plans -- Executive Incentive Plan" and "Description of Capital Stock -- Restrictions on Common Stock."

Direct Purchase Plan

     Under the Direct Purchase Plan, active employees and directors who desire to purchase shares directly in their own names on the internal stock market are permitted to do so, subject to availability of shares and applicable state securities laws. Shares are purchased at the current formula price.

     As an incentive to comply with the Equity Target Ownership Policy, individuals subject to the Policy who directly purchase 1,000 or more shares of common stock on the internal stock market on a single trade date are paid a special bonus equal to 7 1/2% of the purchase price.

Employee Stock Ownership Plan

     The Employee Stock Ownership Plan ("ESOP") is a retirement plan, and its assets are not taxed under the Internal Revenue Code until they are distributed to participants. Generally, all employees participate in the ESOP, except employees of groups or units designated as ineligible, such as employees covered by collective bargaining agreements. Interests of participants in the ESOP vest in accordance with a four-year vesting schedule. Benefits are normally allocated to a participant in shares of common stock and are distributable within certain specified time periods following such participant's retirement, permanent disability, death, or other termination of employment.

     Since our common stock is not "readily tradable" as defined by the Internal Revenue Code, a participant is entitled to a statutory "put option" at two separate times following a distribution of shares. Under the put option, the ESOP, or DynCorp if the ESOP does not do so, is obligated to purchase the shares at the ESOP share price, as determined upon advice from the ESOP's appraisers. See "Employee Benefit Plans - Employee Stock Ownership Plan - Distributions and Withdrawals." In the event the participant declines to exercise the put option, such shares of common stock may be sold by the participant on the internal stock market, subject to the restrictions and limitations of the internal stock market. The ESOP share price paid for these shares being distributed from the ESOP is not determined by the formula, and amounts paid to participants at the time of distribution may be different from amounts paid to sellers on the internal stock market. See "Market Information -- The Internal Stock Market."

     The amount of our annual contribution to the ESOP is determined by, and within the discretion of, our Board of Directors and may be in the form of cash or common stock. Pursuant to the plan document, any shares of common stock distributed out of the ESOP will be subject to a right of first refusal on behalf of the ESOP and DynCorp. See "Employee Benefit Plans -- Employee Stock Ownership Plan -- Distributions and Withdrawals."

Shares Remaining for Issue under Benefit Plans

     Of the shares of common stock initially registered under this prospectus for issuance by DynCorp through our benefit plans, the following shares remain available for issue:

o        up to 850,000 shares through the Savings and Retirement Plan,

o        up to 100,000 shares under the Employee Stock Purchase Plan,

o        up to 1,223,500 shares through the 1995 Stock Option Plan, and

o        up to 267,544 shares under the Executive Incentive Plan.

Common Stock Offered by Officers, Directors, and Affiliates

     This prospectus relates to the offer and sale of shares directly by certain officers, directors, and affiliates. Such persons may, from time to time, sell shares of the common stock being offered by this prospectus on the internal stock market or otherwise, and 144,094 shares have been sold as of April 1, 1999. The total aggregate shares remaining available for offer and sale by officers, directors, and affiliates under this prospectus as of April 1, 1999 is 2,005,722 shares.

     While we have registered all shares owned by officers, directors, and affiliates on a fully diluted basis, including unvested options, we do not know whether some, none, or all of such shares will be so offered or sold. We believe that the Executive Target Ownership Policy acts as a disincentive to some officers to sell their common stock at this time. The officers, directors, and affiliates will not be treated more favorably than other stockholders participating as sellers on the internal stock market. Like all other stockholders selling shares on the internal stock market, other than DynCorp and our benefit plans, the officers, directors, and affiliates will pay our designated broker-dealer a commission equal to one percent of the proceeds from their sales.
See "Market Information -- The Internal Stock Market."

     The following table sets forth information as of April 1, 1999 with respect to the number of shares of common stock owned directly or indirectly by each of the officers, directors, and affiliates. It includes shares issuable upon the exercise of outstanding options, shares issuable as a result of expiration of deferrals under our former Restricted Stock Plan and shares allocated to such person's accounts under our employee benefit plans, as well as their respective percentages of ownership of equity on a fully diluted basis. Each of the persons is a director or officer of DynCorp. The shares are owned of record or beneficially. The table also reflects the relative ownership of such persons in the event of, and after, their individual sales of all the registered shares owned by them in this offering. .



                                                                    Percent ownership      Number of          Percent
                                                       Number of     of fully diluted        shares          ownership
                                                        shares       equity(1) before   remaining after    after sale of
                                                     beneficially        offering         sale of all       all covered
Name and Title of Beneficial Owner                     owned (1)                         covered shares       shares

D. R. Bannister, Chairman of the Board & Director          500,229         4.4%                0                *
T. E. Blanchard, Director                                  186,015         1.6%                0                *
R. E. Dougherty, Director                                    9,000          *                  0                *
P. G. Kaminski, Director                                    10,000          *                  0                *
P. V. Lombardi, President & Chief Executive                161,753         1.4%                0                *
      Officer & Director
D. C. Mecum II, Director                                     7,825          *                  0                *
D. L. Reichardt, Senior Vice President & General           164,192         1.4%                0                *
      Counsel & Director
H. S. Winokur, Jr., Director                               445,412         3.9%                0                *
R. B. Alleger, Jr., Vice President                          53,031          *                  0                *
J. J. Fitzgerald, Vice President & Controller               28,894          *                  0                *
P. C. FitzPatrick, Senior Vice President & Chief           105,929          *                  0                *
      Financial Officer
P. T. Graham, Vice President & Treasurer                    16,573          *                  0                *
G. P. Hobbs, President, Information & Enterprise            50,497          *                  0                *
      Technology unit
H. M. Hougen, Vice President & Secretary                    34,299          *                  0                *
R. P. Kerr, Senior Vice President                           30,715          *                  0                *
M. S. Mandell, Senior Vice President                        90,556          *                  0                *
R. Morrel, Vice President                                   24,071          *                  0                *
H. H. Philcox, Vice President                               58,391          *                  0                *
R. G. Wilson, Vice President & General Auditor              28,342          *                  0                *

     Total                                               2,005,722        17.5%                0                *
         *    Indicates less than one percent

     (1) Includes shares issuable as a result of expiration of deferrals under our former Restricted Stock Plan, exercise of all outstanding options whether or not vested, and shares allocated to the person's accounts under our employee benefit plans


                               Market Information

The Internal Stock Market

     In 1988, following a decision by our Board of Directors to consider offers for the purchase of DynCorp, we became privately owned through a leveraged buy-out involving the company's management group. Public trading of our common stock ceased, and the new management installed the Employee Stock Ownership Plan as our principal retirement benefit. Approximately 33,200 current and former employees are now beneficial owners of our common stock through the ESOP, representing approximately 72.9% of the shares of common stock outstanding on April 1, 1999 and approximately 63.9% of our common stock on a fully diluted basis.

     After public trading of our common stock ceased, our management stockholders and outside investors relied on a stockholders agreement as a means of restricting the distribution and permitting limited sales of our common stock. On May 10, 1995, our Board of Directors approved the establishment of the internal stock market as a means of trading common stock on a regular basis to replace the former stockholders agreement.

     The internal stock market generally permits all stockholders to sell shares of common stock on one trade date each calendar quarter, subject to purchase demand. All sales of common stock on the internal stock market are made to active employees and the trustees or administrator of our benefit plans, who may purchase shares of common stock for their respective trusts and plans, to the extent permitted under applicable state securities laws. Limitations on the number of shares that an individual can purchase directly may be imposed where there are more buy orders than sell orders on a particular trade date.

     The internal stock market is managed by our wholly owned subsidiary, DynEx, Inc. A registered broker-dealer, acting upon instructions from the respective buyers and sellers, carries out the purchase and sale of shares on the internal stock market. Following determination of the applicable formula price for use on the next trade date, the broker-dealer advises the stockholders of record by mail, usually at least 15 days prior to the trade date, as to the amount of the formula price and the trade date. The broker-dealer asks whether the stockholders wish to sell shares on the internal stock market and advises them how to deliver written sell orders and stock certificates. These must be received at least two days prior to the trade date, to facilitate the sale. This information is also provided through our internal communications systems to participants in the various benefit plans.

     We may, but are not obligated to, purchase shares of common stock on the internal stock market on any trade date. We would only purchase shares if the number of shares offered for sale by stockholders exceeds the number of shares sought to be purchased by authorized buyers and if, in our discretion, we determine to make such purchases. If the number of shares sought to be purchased exceeds the number offered for sale, we may, but again are not obligated to, sell sufficient shares to make up such shortfall. We will only enter the internal stock market to correct such imbalance, and we cannot be both a buyer and a seller on the same trade date.

     If the aggregate number of shares offered for sale on the internal stock market is greater than the aggregate number of shares sought to be purchased by authorized buyers, including DynCorp, offers to sell up to the first 500 shares offered by any seller will be accepted first. If, however, there are insufficient purchase orders to support the primary allocation of 500 shares of common stock, then the purchase orders will be allocated equally among all of the proposed sellers up to the first 500 shares offered for sale by each seller. Thereafter, a similar procedure will be applied to the next 10,000 shares offered by each remaining seller. If there are remaining purchase orders, offers to sell shares in excess of 10,500 shares will then be accepted on a pro-rata basis determined by dividing the total number of shares remaining under purchase orders by the total number of shares remaining under sell orders.

     To the extent that the aggregate number of shares sought to be purchased exceeds the aggregate number of shares offered for sale, we may, but are not obligated to, sell authorized but unissued shares of common stock on the internal stock market. All sellers on the internal stock market, other than DynCorp and our benefit plans, will pay the broker-dealer a commission equal to one percent of the proceeds from such sales. Purchasers on the internal stock market pay no commission. All offers and sales of common stock made on the internal stock market may be attributed to us.

     If the aggregate purchase orders exceed the number of shares available for sale, the following prospective purchasers will have priority, in the order listed:

1.       the administrator of the Employee Stock Purchase Plan;
2.       the trustee of the Savings and Retirement Plan;
3.       eligible employees, on a pro rata basis; and
4.       the trustees of the Employee Stock Ownership Plan.

     There is no public market for our common stock, and it is not currently anticipated that such a market will develop. We established the internal stock market in an effort to provide liquidity to our stockholders, but there can be no assurance that there will be sufficient liquidity to permit stockholders to resell their shares on the internal stock market or that a regular trading market will develop or be sustained in the future. The internal stock market will be dependent on the presence of sufficient buyers to support sell orders that will be placed through the internal stock market. Depending on our performance, potential buyers may elect not to buy on the internal stock market. Moreover, although we may enter the internal stock market as a buyer of common stock under certain circumstances, including an excess of sell orders over buy orders, we have no obligation to engage in internal stock market transactions. Consequently, there is a risk that sell orders could be prorated as a result of insufficient buyer demand or that the internal stock market may not be permitted to open on a trade date because of the lack of buyers.

     We may defer or cancel a trade date, either because of an imbalance of buy and sell orders which would not permit an order trade or for other reasons.

     If the internal stock market does not give a stockholder a ready means for selling shares, and the stockholder is otherwise unable to locate a buyer for his or her shares of common stock, the stockholder could effectively be subject to a total loss of investment. Accordingly, the purchase of common stock is suitable only for persons who have no need for liquidity in this investment and who can afford a total loss of investment. See "Risk Factors -- Absence of a Public Market."

Determination of Purchase Price

     The purchase price, or formula price, of the shares of common stock offered by this prospectus will be determined pursuant to the following formula and valuation process. The formula price of the common stock, expressed as a formula, is as follows:

   formula price      =       [(CF x 7)MF + NOA - IBD]
                                        ESO

     The formula price per share of common stock is the product of seven times the operating cash flow (CF) for the four fiscal quarters preceding the date on which a price valuation is made, multiplied by a market factor (MF), plus the non-operating assets at disposition value, net of disposition costs (NOA), minus the sum of interest-bearing debt adjusted to market and other outstanding securities senior to common stock (IBD), divided by the number of shares of common stock outstanding at the date on which a price revision is made, on a fully diluted basis assuming exercise of all outstanding options (ESO).

     Operating cash flow is the earnings basis which is considered to be representative of our future performance. The basic measurement we use for operating cash flow is our earnings before interest, taxes, depreciation, and amortization. Each of these elements is measured according to generally accepted accounting principles. Before using those objective numbers in the formula, our Board of Directors examines the details used in those earnings to see if any adjustments are needed in order for the earnings number to be representative of our future performance. Following are examples of situations where our Board of Directors may feel it appropriate to make adjustments so that the earnings used in the formula would be more representative of expected future performance:

o the earnings from an acquisition made late in the year may be pro-formed for a full year;

o the earnings from a discontinued activity may be pro-formed out even though the discontinued activity may not qualify as a discontinued business under generally accepted accounting principles; or

o a truly unusual expenditure or windfall profit may be pro-formed out even though it is clearly part of earnings for the current year.

     The market factor is subjective. Our Board of Directors looks at the public market pricing for other government service contractors which we believe are comparable to us. Several other companies are considered, but there is no set number of comparable companies. The pricing multiples of net income and of cash flow for these companies are looked at on a last-twelve-month basis, on a fiscal-year basis, and, where available from analysts' reports, on a projected basis. Since the formula capitalizes our operating cash flow by a multiple of seven, these comparable companies give the Board of Directors a sense whether the public market is currently at a higher, lower, or roughly the same level as that fixed multiple. The Board of Directors also looks at our earnings trends in setting the market factor, because the stock market generally rewards an upward trend and punishes a downward trend. Our Board of Directors will also look at the price earnings multiples of comparable companies to see if there are any significant changes that might influence the Board's determination of the market factor to be used in the formula.

     Our principal non-operating asset since 1992 has been restricted cash. This is cash in our wholly owned subsidiary, Dyn Funding Corporation, which must remain in specified short-term marketable investments, such as U.S. Treasury bills, on a temporary basis, when DynCorp and its other subsidiaries do not have enough eligible accounts receivable to sell to Dyn Funding Corporation at any particular point in time to utilize the minimum $50 million of capital of Dyn Funding Corporation. If DynCorp discontinues a business, and the net assets of that business were recorded as assets held for sale, those assets would be included in non-operating assets at management's estimate of their disposition value, net of disposition costs. The earnings from those assets would also be excluded from operating cash flow in the formula. If we had a passive investment outside our normal operations, the earnings from that investment would also be excluded from operating cash flow, and the lower of cost or estimated market value would be included in non-operating assets. Other similar situations could give rise to inclusion in non-operating assets, but an asset must be clearly non-operating to be so included.

     Interest-bearing debt includes any securities senior to common stock. Under generally accepted accounting principles, interest-bearing debt is to be reported net of any unamortized discount at issuance. However, such issuance discounts are ignored in the formula, and it is expected that debt will be recorded at its face value. On the other hand, if it is the intent of management to call any portion of our long-term debt in the near term, the amount used for that portion of interest-bearing debt would be at its call price. Similarly, if the debt were publicly traded at a discount, and it was management's intent in the near term to retire debt through open market discounted purchases, the market price would be used for that portion of the debt in the formula. In applying the formula, our Board of Directors would also look at any convertible securities and subjectively decide whether it is likely that these securities would be converted. If, in the opinion of the Board, they will be converted, these securities would be included in the fully diluted common shares and not as interest-bearing debt. Preferred stock, or any similar security senior to the common stock in liquidation, would be considered as interest-bearing debt.

     The number of equivalent shares outstanding assumes the exercise of all outstanding options, if no greater than the current formula price, and the conversion of any convertible securities, of which none are outstanding at the current time.

     Our Board of Directors reviews the formula price, including the market factor, on a quarterly basis, in preparation for internal stock market trade dates. The valuation of our common stock is also coordinated with the independent appraiser retained by the committee administering the Employee Stock Ownership Plan. Our Board of Directors believes that the valuation process results in a stock price which reasonably reflects the value of DynCorp on a per-share basis. See "Risk Factors -- Offering Price Determined by Formula, Not Market Forces."

     Our Board of Directors adopted the formula in its current form on August 15, 1995. The formula is subject to change by the Board of Directors.

Availability of Information

     We intend to disseminate the current formula price on at least a quarterly basis to all employees through internal communications, including bulletins and electronic mail messages and to other stockholders by mailed reports, including mailed notices of upcoming trade dates. Participants in the employee benefit plans may obtain the current formula price by calling T. Rowe Price's Plan Account Line at 1-800-922-9945.


     We also intend to distribute copies of our audited annual financial statements to all stockholders, including record holders and beneficial owners, and to potential participants in the internal stock market through employee benefit plans, either through U.S. mail or inter-company mail. Such information is distributed at the time that proxy information is distributed and solicitations are made for voting instructions from participants in the benefit plans, normally in June of each year. We file unaudited quarterly financial information with the SEC, and copies of such information are available from the SEC. See "Where You Can Find More Information."

Private Transactions

     This prospectus does not apply to private transactions outside the internal stock market. From time to time, stockholders, including former employees, sell shares to us or to the Employee Stock Ownership Plan trust in private, unsolicited transactions. Sales to the trust are intended to take advantage of the capital gain deferral provisions of Section 1042 of the Internal Revenue Code.

                                 Use of Proceeds


     The shares of common stock that may be offered by us are being offered primarily to permit the acquisition of shares by our employee benefit plans as described herein and to permit us to offer shares of common stock to employees and directors. We do not intend or expect this offering to raise significant capital. Any net proceeds received by us from the sale of the common stock offered will be added to our general funds for working capital and general corporate purposes. Currently, we have no specific plans for the use of such proceeds. It is anticipated that stockholders, not DynCorp, will make the majority of the sales of common stock on the internal stock market, and we will not receive any portion of the net proceeds from the sale of such shares.

                             Employee Benefit Plans

     We maintain several employee benefit plans pursuant to which some of the shares of common stock being offered by this prospectus may be offered or sold. The primary purpose of these plans is to motivate our employees to contribute to our growth and development by encouraging them to achieve and surpass annual goals of DynCorp and the operations for which they are responsible. Following is a summary description of these plans.

SAVINGS AND RETIREMENT PLAN

Trustees

     T. Rowe Price Retirement Plan Services, Inc., P. O. Box 17215, Baltimore, Maryland 21297-1215, serves as trustee of the Savings and Retirement Plan, except that DynCorp serves as trustee of the DynCorp common stock fund.

Administration

     DynCorp administers the SARP through an administrative committee consisting of P. T. Graham, H. M. Hougen, and R. P. Kerr, employees of DynCorp, whose address is 2000 Edmund Halley Drive, Reston, VA 20191.

Eligibility and Participation

     All employees are eligible to participate in the SARP upon commencing employment, except for employees in groups or units designated as ineligible, such as employees covered by collective bargaining agreements or employed by foreign subsidiaries. As of April 1, 1999, there were approximately 4,509 active participants in the SARP, of which approximately 3,558 participate in the DynCorp common stock fund.

Contributions and Allocations

     The SARP permits a participant to elect to defer a portion of his or her compensation for the plan year and to have such deferred amount contributed directly by DynCorp to the SARP trust for allocation to the participant's SARP account. Amounts deferred by participants for the plan year ended December 31, 1998 totaled approximately $15.8 million. Such deferred amounts are treated for tax purposes as contributions made by DynCorp. The administrative committee determines the maximum amount of compensation that a participant may elect to defer, but in no event may the deferral exceed $10,000 during 1999. This annual limitation is periodically adjusted for cost-of-living changes under rules prescribed by the Secretary of the Treasury.

     A participant in the SARP who has made a deferral election may terminate or alter the rate of his or her deferrals at any time under the terms of the SARP.

     In addition to amounts deferred by participants, we may make a matching contribution to the SARP accounts of those participants who have elected to defer a portion of their compensation equal to a percentage or percentages of the amounts which such participants have elected to defer. This company matching contribution is determined periodically by our Board of Directors and is allocated to the SARP accounts of those participants who have elected to defer a portion of their compensation. However, we are not obligated to make such a contribution.

     We intend to contribute a stock match of 100% of the first 1% of a participant's compensation deferred under the SARP for investment in DynCorp common stock and 25% of the next 4% of such compensation so deferred. Our stock-match contribution to the SARP could be made in shares of common stock or in cash, which would then be used to purchase common stock on the internal stock market. 850,000 shares of common stock were reserved in 1995 for possible issuance in satisfaction of our stock-match obligations through 2001, but we have not issued any such shares to date.

     Amounts deferred by participants must be paid to the trustee within 15 business days of the last day of the calendar month in which the deferral occurred. Other company contributions to the SARP are made by the due date for our federal income tax return for the applicable year. Our practice has been to make matching company contributions quarterly, based on current participant deferrals, and we plan to make a stock match in kind or a contribution of cash to purchase common stock for the stock match in conjunction with the applicable trade date.

     An eligible employee may transfer a rollover contribution from another qualified retirement plan to the trust fund maintained for the SARP, pursuant to applicable regulations and administrative committee procedures. Such transferred funds may be invested in DynCorp common stock but are not eligible for a stock match.

Investment of Funds

     The administrative committee has established a choice of investment alternatives, including DynCorp common stock, in which contributions to the SARP, including that portion of compensation which participants elect to defer, may be invested.

     The investment alternatives currently available to participants in the SARP include DynCorp common stock and 13 T. Rowe Price investment funds. Participants may also invest in self-directed investments through T. Rowe Price's TradeLink Plus investment account. These T. Rowe Price investment funds have been available to participants since September, 1998. Previously, the SARP used Merrill Lynch & Company and other publicly traded funds for investment options.

     A participant's entire interest in his or her SARP account may be invested in a mixture of DynCorp common stock and any of the other investment funds. However, in order to obtain the stock match, the matched portion of a participant's compensation deferred under the SARP must be invested in DynCorp common stock that is not exchangeable for other investment alternatives until after a period of 18 months. The stock match will also be invested in the DynCorp common stock fund, but that stock match portion of the investment may not be exchanged for another investment alternative.

     Participants may elect to have contributions allocated or apportioned among the different investment alternatives, subject to restrictions the administrative committee may specify. Separate SARP accounts are established for each investment alternative selected by a participant, and each such account is valued separately. Except for restrictions on investments in DynCorp common stock, participants may transfer amounts from one investment alternative to one or more other investment alternatives on a daily basis.

     Investments in DynCorp common stock, other than the non-exchangeable company contribution described above, may be exchanged into other investment choices, subject to the 18-month limitation mentioned above, only on a trade date.

     All amounts related to DynCorp common stock are invested in common stock, except for accumulations pending use at the next trade date. At a trade date, the monies attributable to shares which participants have elected to transfer into or out of DynCorp common stock are first netted against each other, and the trustee then buys or sells the remaining number of shares on the internal stock market. If there is an insufficient market to allow the trustee to sell all the shares, the investor may not be able to convert the shares into another investment or into cash for a distribution. Accordingly, investment exchanges of participants' investments that are held in DynCorp common stock fund may be restricted. See "Risk Factors -- Absence of a Public Market" and "Market Information -- The Internal Stock Market."

     The following tables summarize, as of the dates indicated, the investment performance, since December 31, 1995, of each of the nationally traded T. Rowe Price investment funds in which SARP funds can be invested. The summary is based on the assumption that a participant made an initial investment of $100.00 in the investment fund.

T. Rowe Price Prime Reserve Fund

                          Unit value          % increase
                          ----------          ----------
         12/31/95          $100.00               --
         12/31/96          $105.98                5.1
         12/31/97          $110.49                5.1
         12/31/98          $115.91                4.9
          3/31/99          $117.15                1.7

T. Rowe Price Corporate Income Fund

                          Unit value          % increase
                          ----------          ----------
         12/31/95          $100.00               --
         12/31/96          $102.28                2.3
         12/31/97          $115.14               12.6
         12/31/98          $120.53                4.7
          3/31/99          $120.01               (0.4)

T. Rowe Price Personal Strategy Fund - Growth

                          Unit value          % increase
                          ----------          ----------
         12/31/95          $100.00               --
         12/31/96          $115.65               15.7
         12/31/97          $139.43               20.6
         12/31/98          $164.07               17.7
          3/31/99          $165.69                1.0

T. Rowe Price U.S. Treasury Intermediate Fund

                          Unit value          % increase
                          ----------          ----------
         12/31/95          $100.00               --
         12/31/96          $110.18               10.2
         12/31/97          $119.19                8.2
         12/31/98          $122.01                2.4
          3/31/99          $119.60               (2.0)

T. Rowe Personal Strategy Fund - Balanced

                          Unit value          % increase
                          ----------          ----------
         12/31/95          $100.00               --
         12/31/96          $113.90               13.9
         12/31/97          $134.16               17.8
         12/31/98          $153.21               14.2
          3/31/99          $154.17                0.6

T. Rowe Price Personal Strategy Fund - Income

                          Unit value          % increase
                          ----------          ----------
         12/31/95          $100.00               --
         12/31/96          $111.50               11.5
         12/31/97          $128.24               15.0
         12/31/98          $143.36               11.8
          3/31/99          $143.78                0.3

T. Rowe Price Equity Index Trust

                          Unit value          % increase
                          ----------          ----------
         12/31/95          $100.00               --
         12/31/96          $128.59               28.6
         12/31/97          $171.35               33.3
         12/31/98          $210.66               22.9
          3/31/99          $221.04                4.9

T. Rowe Price Growth & Income Fund

                          Unit value          % increase
                          ----------          ----------
         12/31/95          $100.00               --
         12/31/96          $109.96               10.0
         12/31/97          $135.84               23.5
         12/31/98          $170.67               25.6
          3/31/99          $173.63                1.7

T. Rowe Price International Stock Fund

                          Unit value          % increase
                          ----------          ----------
         12/31/95          $100.00               --
         12/31/96          $116.14               16.1
         12/31/97          $119.28                2.7
         12/31/98          $138.35               16.0
          3/31/99          $140.10                1.3

T. Rowe Price New Horizons Fund

                          Unit value          % increase
                          ----------          ----------
         12/31/95          $100.00               --
         12/31/96          $106.25                6.3
         12/31/97          $116.63                9.8
         12/31/98          $136.50               17.0
          3/31/99          $126.97               (7.0)

T. Rowe Price Global Stock Fund

                          Unit value          % increase
                          ----------          ----------
         12/31/95          $100.00               --
         12/31/96          $120.01               20.0
         12/31/97          $135.89               13.2
         12/31/98          $166.48               22.5
          3/31/99          $171.03                2.7

T. Rowe Price Growth Stock Fund

                          Unit value          % increase
                          ----------          ----------
         12/31/95          $100.00               --
         12/31/96          $127.41               27.4
         12/31/97          $161.26               26.6
         12/31/98          $196.26               21.7
          3/31/99          $200.97                2.4

T. Rowe Price Mid-Cap Growth

                          Unit value          % increase
                          ----------          ----------
         12/31/95          $100.00               --
         12/31/96          $122.00               22.0
         12/31/97          $144.36               18.3
         12/31/98          $180.22               24.8
          3/31/99          $178.79               (0.8)

DynCorp Stock Fund

     Because our common stock has not been publicly traded since 1988, there has not been any historical market-determined price.

     The following tables summarize, as of the dates indicated, the investment performance of DynCorp common stock since December 31, 1995. The summary is based on the assumption that a participant made an initial investment of $100.00 in DynCorp common stock.

     The average price per share figures shown below for December 31, 1995 reflects the market value established by our Board of Directors for purposes of sales under our former employee stock purchase plan and transactions under our former stockholders agreement. The price per share for December 31, 1996 and later dates is based upon the formula price. There can be no assurance that the common stock will provide returns in the future comparable to historical returns. Because the prices listed in the table below were developed under differing valuation methods for differing purposes, they are not fully comparable with the formula price.

                    Average
                   price per
                     share      Unit value     % increase
    12/31/95        $14.50         $100.00           --
    12/31/96        $19.00         $131.04          31.0%
    12/31/97        $20.00         $137.94           5.3%
    12/31/98        $20.00         $137.94           --
     3/31/99        $23.50         $162.08          17.5%

     However, investments in DynCorp common stock through the SARP were first possible at the time of the first internal stock market trade date, June 12, 1996, and were immediately enhanced by the applicable stock match. Assuming that a participant in the SARP had elected to defer 1% of salary toward an investment in DynCorp common stock for that first trade date and that DynCorp made the appropriate 100% stock match, the investment of $100.00 would have grown as follows:

                    Average
                   price per
                     share      Unit value     % increase
     6/12/96        $15.00        $100.00 (1)        --
     6/12/96        $15.00        $200.00 (2)      100.0%
    12/31/96        $19.00         $253.35          26.7%
    12/31/97        $20.00         $266.66           5.3%
    12/31/98        $20.00         $266.66          --
     3/31/99        $23.50         $313.35          17.5%
(1)  initial investment         (2)  effect of stock match

Vesting

     Each SARP participant is 100% vested in those portions of his or her SARP account which are attributable to the participant's salary deferrals and earnings thereon. The stock match and any other discretionary employer contributions will be fully vested after one year of service.

Loans

     Loans from their SARP accounts are available to all participants. Loans have a maximum limit of $50,000, reduced by the participant's highest aggregate outstanding loan balance during the preceding 12-month period. Loans are further limited to 50% of a participant's vested interest in his or her eligible accounts, excluding amounts invested in DynCorp common stock. Loans must:

o        bear a reasonable rate of interest,

o        be adequately secured,

o state the date upon which the loans must be repaid, which in any event may not exceed five years from the date on which the loan is made, unless the proceeds are used for the purchase of a principal residence, in which case repayment may not exceed 10 years, and

o be amortized with level payments made not less frequently than quarterly over the term of the loan.

     Active employees' loans must be repaid through payroll deductions. Up to 50% of the participant's vested account balances are security for the loan, and the SARP has a security lien against those balances. A loan will result in a withdrawal of the borrowed amounts from the participant's interest in the funds against which the loan is made. Principal and interest payments on the loan are allocated to the account of the borrowing participant in accordance with the current investment choices of the participant.

Distributions and Withdrawals

     If a participant's employment terminates, the participant is entitled to receive a distribution of his or her entire vested interest in his or her SARP account as soon as practicable following the date of such termination. If a participant dies while employed, the trustee will make a distribution of the participant's entire interest in his or her SARP account to the participant's spouse, or, if such spouse has given proper consent or if the participant has no spouse, to the beneficiary designated by the participant. If the participant has suffered a permanent disability while employed by us, the trustee may make a distribution of the participant's entire interest in his or her SARP account to the disabled participant.

     Except in the case of qualifying hardship, no withdrawals may be made from the salary deferral portion of a participant's SARP account prior to his or her termination of employment unless and until he or she attains the age of 59 1/2. In the absence of a qualified domestic relations court order to the contrary, a participant's interest in the SARP may not be voluntarily or involuntarily assigned or hypothecated. We have established procedures for hardship withdrawals including;

o        definition of qualifying hardships, and

o        requirements  for  having  first  withdrawn  all  voluntary   after-tax
         contributions from any other retirement plans and having received the maximum loans available under such plans.

     All distributions from the SARP, including withdrawals, are paid in cash, except that the portion of SARP balances represented by DynCorp common stock may be distributed in kind or in cash, at the participant's election. Shares distributed from the SARP are not subject to the put option which applies to shares distributed from the Employee Stock ownership Plan. See "Employee Benefit Plans Employee Stock Ownership Plan - Distributions and Withdrawals."

     Shares which the trustee is unable to liquidate in time for a timely distribution will be distributed in kind. Shares of DynCorp common stock distributed in kind will be subject to our right of first refusal in the event that the participant desires to sell such shares other than on the internal stock market. See "Description of Capital Stock -- Restrictions on Common Stock."


EMPLOYEE STOCK OWNERSHIP PLAN


     Our Employee Stock Ownership Plan was established as of January 1, 1988 as our principal retirement plan. It replaced our defined benefit pension plan that was terminated in November, 1988. Following termination of the pension plan, approximately $10 million of excess pension plan assets were rolled over into the ESOP for the benefit of ESOP participants who were also pension plan participants.

Trustees and Administration

     The ESOP is administered by the ESOP committee, consisting of T. E. Blanchard, a director and former employee of DynCorp, and C. S. Cameron, J. P. McCoy, and J. W. Supina, employees of DynCorp or its subsidiaries. Their address is 2000 Edmund Halley Drive, Reston, VA 20191. The members of the ESOP committee also serve as trustees of the ESOP.

Eligibility and Participation

     Generally, all employees, except groups or units designated as ineligible, participate in the ESOP. As of December 31, 1998, there were approximately 33,200 active and terminated, vested participants in the ESOP.

Contributions, Allocations, and Forfeitures

     For the plan year ended December 31, 1998, DynCorp contributed approximately $12.7 million to the ESOP. The amount of our contributions to the ESOP is determined by, and within the discretion of, our Board of Directors, subject to certain limitations. See "General Provisions of the ESOP and SARP." Our annual contribution to the ESOP may be in the form of cash or DynCorp common stock. Participants may not make voluntary contributions to the ESOP. Our current practice has been to make contributions quarterly.

     Company contributions to the ESOP for each plan year are generally allocated to the accounts of participants in the ratio which each such participant's eligible compensation bears to the total eligible compensation of all such participants, except in the case of employees covered by collective bargaining agreements, which may specify another allocation ratio. Forfeitures, if any, of the non-vested portion of terminated participants' accounts are allocated to the accounts of remaining participants who are entitled to receive an allocation of company contribution, in the ratio which each such remaining participant's allocation bore to the total allocation of all such remaining participants.

Investment of Funds

     Although it is generally intended that the assets of the ESOP will be invested in DynCorp common stock, the ESOP may hold cash and liquid investments pending purchase of common stock and for current cash needs. The exact number of shares of common stock, if any, which may be purchased by the trustee of the ESOP in the future will depend on various factors, including any modifications to the ESOP adopted either in response to changes or modifications in the laws and regulations governing the ESOP or at the discretion of our management.

     Participants who have attained the age of 55 and have ten or more years of participation are entitled to receive distributions of a portion of their balances in the ESOP for diversification purposes. They can invest the cash proceeds of the distribution in another retirement plan, such as an Individual Retirement Account.

     It is the current policy of the ESOP committee to keep all assets invested in DynCorp common stock, except for estimated cash reserves which are primarily used to provide future benefit distributions, future investment exchanges, and other cash needs as determined by the ESOP committee.

Vesting

     The ESOP vesting schedule provides that a participant's interest vests 50% after two years of service, 75% after three years of service, and 100% after four years of service, so that each participant's interest becomes fully vested after the participant is credited with four years of service. A participant's interest also becomes fully vested at the time of such participant's attainment of the age of 65, permanent disability, or death while employed by us, notwithstanding the fact that the participant has not yet been credited with four years of service.

Distributions and Withdrawals

     A participant will normally commence receiving distributions of shares of common stock from the ESOP after he or she retires, dies, becomes disabled while employed, has otherwise been separated from employment for five plan years, or is scheduled to receive a diversification distribution. In some cases, distributions may commence earlier. When distributions commence before the time that the common stock has become "readily tradable stock", as defined in the Internal Revenue Code, the ESOP or DynCorp is obligated to repurchase distributed shares of common stock. This "put option" gives the holder of such shares the right to require the ESOP or, if the ESOP does not honor the put, DynCorp, to purchase all or a portion of such shares at the ESOP share price during two limited time periods.

     The first of these put option periods is at the time the shares are initially distributed to the participant. The second period is the 60-day period following the beginning of the plan year commencing after such distribution., subject to notification by the ESOP of the current valuation of the common stock. These shares will also be subject to a right of first refusal by the ESOP and a subsequent right of first refusal by DynCorp if the participant desires to sell such shares other than on the internal stock market.
See "Description of Capital Stock -- Restrictions on Common Stock."

     The ESOP share price is actually two different prices. One price is applicable to the shares first acquired by the ESOP in 1988, incidental to the leveraged buy-out, which constituted a controlling portion of the outstanding common stock of DynCorp. These shares have an "enterprise value" which was $27.75 per share as of the December 31, 1998 valuation determined by the ESOP committee, upon the advice of its independent appraisal firm. The other price is applicable to shares acquired by the ESOP subsequent to 1988, which carried no such controlling factor. These shares have a "minority value" which was $23.50 per share as of the December 31, 1998 valuation. Each participant's account tracks the number of enterprise value shares and minority value shares allocated to his or her account and distributable at any given time, and distributions are made pro rata from the two types of shares. If a share is put to the ESOP or DynCorp pursuant to the put option, the applicable ESOP share price, depending upon whether such shares bears an enterprise value or a minority value, is payable for the share.

     We estimate an aggregate annual commitment to repurchase shares from the ESOP participants as follows: $7.2 million in 1999, $9.4 million in 2000, $12.7 million in 2001, $15.3 in 2002, $22.4 in 2003, and $142.1 million thereafter. To the extent that DynCorp repurchases shares as described above, our ability to purchase shares on the internal stock market will be adversely affected. See "Risk Factors -- Company May be Obligated to Repurchase Shares of Certain ESOP Participants."

     A participant may withdraw up to 25% of his or her aggregate vested account after age 55 and ten years of participation, in order to diversify the investment of his or her retirement fund account. After six years, the amount which may be withdrawn increases to 50%. This is called a diversification distribution.

     Except for the diversification distribution, participants can not make withdrawals under the ESOP prior to termination of employment. In the absence of a qualified domestic relations order to the contrary, a participant's interest in the ESOP may not be voluntarily or involuntarily assigned or hypothecated. Any permitted designee will be subject to the same rules and limitations applicable to the participant.


GENERAL PROVISIONS OF THE ESOP AND SARP

     The following provisions are applicable to each of the ESOP and SARP.

Contribution Limitations

     The maximum contribution for any plan year which we may make to both plans for the benefit of a participant, including contributions to the SARP as a result of salary deferral elections by participants, plus forfeitures, may not exceed the lesser of (1) $30,000 or (2) 25% of the participant's compensation.

Administration

     The plans are administered, respectively, by the SARP administrative committee and the ESOP committee, whose members are appointed by and serve at the discretion of our Board of Directors. The members of the committees who are employed by DynCorp and its subsidiaries receive no compensation from the plans for services rendered in connection therewith.

     The committees have the power to supervise administration and control of each plan's operations including the power and authority to:

     o allocate fiduciary responsibilities, other than trustee responsibilities, among the named fiduciaries,

     o designate agents to carry out responsibilities relating to the plan, other than fiduciary responsibilities,

     o employ legal,actuarial, medical, accounting, programming, and other assistance as the committee may deem appropriate in carrying out the plan,

     o establish rules and regulations for the conduct of the committee's business and the administration of the plan,

     o administer, interpret, construe, and apply the plan and determine questions relating to the eligibility, the amount of any participant's service, and the amount of benefits to which any participant or beneficiary is entitled,

     o determine the manner in which plan assets are disbursed, and

     o direct the trustee regarding investment of plan assets, subject to the directions of participants when provided for in the plans.

Pass-Through Voting and Tendering of Common Stock

     Each participant in the plans is a "named fiduciary" under the plan and has the right to instruct the trustee on a confidential basis on how to vote shares of common stock held in the participant's account. The trustee will vote all allocated shares held in the plans for which no voting instructions are received, together with all unallocated shares held in the ESOP, in the same proportion as the allocated shares in each plan for which voting instructions have been received are voted. The committees are required to notify participants of their pass-through voting rights prior to each meeting of stockholders.

     In the event of a tender or exchange offer for our common stock, each participant in the plans has the right to instruct the trustee on a confidential basis whether or not to tender or exchange his or her proportionate interest in the shares of common stock held in the various plans. The trustee will not tender or exchange any allocated shares with respect to which no instructions are received from participants. Shares held in the plans which have not yet been allocated to the accounts of participants will be tendered or exchanged by the trustee, on a plan-by-plan basis, in the same proportion as the allocated shares held in each plan are tendered or exchanged.

     The fiduciary provisions of the Employee Retirement Income Security Act of 1974 govern the trustee's duties with respect to voting and tendering of common stock. These fiduciary provisions may require, in certain limited circumstances, that the trustee override the participants' voting instructions or decisions whether or not to tender shares and determine, in the trustee's best judgment, how to vote the shares or whether or not to tender the shares.

Trustee

     Generally, the trustee has all the rights afforded a trustee under applicable law, although the trustee generally may exercise those rights at the direction of the respective committee. Subject to this limitation and those set forth in the plans and master trust agreement, the trustee's rights include, but are not limited to, the right to:

o invest and reinvest the funds held in the plan's trust in any investment of any kind, including qualifying employer securities and qualifying employer real property as such investments are defined in the Employee Retirement Income Security Act, and contracts issued by insurance companies, including contracts under which the insurance company holds plan assets in a separate account or commingles separate accounts managed by the insurance company,

o retain or sell the securities and other property held in the plan's trust,

o consent or participate in any reorganization or merger in regard to any corporation whose securities are held in the plan's trust, subject, in the case of our securities, to the participants' pass-through voting rights and right to instruct the trustee in the event of a tender or exchange offer, and to pay calls or assessments imposed on the holder or the securities,

o consent to any contract, lease, mortgage, purchase, or sale of any property between a corporation whose securities are held in the plan's trust and any other parties,

o exercise all the rights of the holder of any security held in the plan's trust, including the right to vote such securities, subject, in the case of our securities, to the participants' pass-through voting rights, convert such securities into other securities, acquire additional securities and exchange such securities, subject, in the case of our securities, to the participants' right to instruct the trustee in the event of a tender or exchange offer, and

o vote proxies and exercise any other similar rights of ownership, subject to the committee's right to instruct the trustee on how, or the method of determining how, the proxies should be voted or such rights should be exercised.

     The   trustee's   compensation   and  other   expenses   incurred   in  the
establishment, administration, and operation of the plans are borne by the respective trusts, unless DynCorp elects to pay such expenses.

Administrative and Custodial Services

     Commercial service providers perform administrative services for the plans, principally related to accounting, valuation, and recordkeeping. The costs of these administrative services are borne by the trusts.

Account Statements

     Each participant is furnished with a statement of his or her accounts in the respective plans, no less than annually.

Amendment and Termination

     We have reserved the right to amend each of the plans at any time and for any reason, except that no such amendment may have the effect of:

o generally causing any assets of the plan trusts to be used for or diverted to any purposes other than providing benefits to participants and their beneficiaries and defraying expenses of the plans, except as permitted by applicable law,

o depriving any participant or beneficiary, on a retroactive basis, of any benefit to which they would otherwise be entitled had the participant's employment terminated immediately prior to the amendment, or

o increasing the liabilities or responsibilities of a trustee or an investment manager without its written consent.

     We have retained the right to terminate any of the plans at any time and for any reason. In addition, we may discontinue contributions to the plans; provided, however, that discontinuation of contributions will not automatically terminate the plans as to funds and assets then held by the trustee.

Employee Retirement Income Security Act

     Each of the plans is subject to the Employee Retirement Income Security Act of 1974, including reporting and disclosure obligations, fiduciary standards, and prohibited transaction rules. Since each of the plans is an individual account plan under the Employee Retirement Income Security Act, neither of the plans is subject to the jurisdiction of the Pension Benefit Guaranty Corporation under Title IV of the Employee Retirement Income Security Act, and the plans' benefits are not guaranteed by the Pension Benefit Guaranty Corporation.

Federal Income Tax Consequences

     In our view, the following discussion includes a description of all material federal income tax considerations relating to the plans. We have not received an opinion of counsel with respect to this discussion.

     Each of the plans is intended to be qualified under Section 401(a) of the Internal Revenue Code. Qualification of the plans under Section 401(a) of the Internal Revenue Code has the federal income tax consequences described below.

     A participant will not be subject to federal income tax on company contributions to the plans at the time such contributions are made. A participant will not be subject to federal income tax on any income or appreciation with respect to the participant's accounts under the plans until distributions are made or deemed to be made to the participant.

     Neither a participant nor DynCorp will be subject to federal employment taxes on company contributions to the plans, except as set forth below with respect to certain company contributions to the SARP. The plan trusts will not be subject to federal income tax on the contributions by DynCorp and will not be subject to federal income tax on any of their income or realized gains, assuming that the plans do not realize any unrelated-business taxable income.

     Subject to statutory contribution limitations, DynCorp will be able to deduct the amounts that it contributes under the plans as compensation expense, with the amount of such deduction generally equaling the amount of the contributions.

     Distributions from the plans will be subject to federal income tax under special, complex rules that apply generally to distributions from tax-qualified retirement plans. In general, a distribution from any of the plans will be taxable in the year of receipt at ordinary income rates on the full amount of the distribution, exclusive of the amount of the distribution attributable to the participant's after-tax contributions made to those plans which previously permitted such contributions, unless the participant:

o is eligible for and elects to roll over the portion of his or her distribution that is an "eligible rollover distribution" to an Individual Retirement Account, other than a Roth IRA, or another qualified plan,

o receives a distribution that is a "lump-sum distribution" and elects to utilize ten-year averaging, five-year averaging, or partial capital gains taxation of the distribution, or

o receives common stock as part of his or her distribution and elects to defer the tax on "net unrealized appreciation" of the common stock.

These special tax rules are described below.

     However, if a participant receives an in-service distribution of his or her account balance under any of the plans, i.e., a withdrawal, the distribution is first considered a return of the participant's after-tax contributions, if any, made before 1987, and to that extent will not be subject to federal income tax. Next, an in-service distribution is treated as a pro rata return of the participant's post-1986 after-tax contributions and earnings attributable to all the participant's after-tax contributions, and to the extent attributable to after-tax contributions, the distribution will not be taxable. The balance of such distribution will be fully taxable as ordinary income unless the participant is eligible for, and elects to use, any of the special tax rules described below.

     Special rules apply to any annuity distributions made under any of the plans.

     Eligible  Rollover   Distributions.   In  general,  an  "eligible  rollover
distribution" is all or a portion of any distribution, including a withdrawal or a lump-sum distribution, from any of the plans except:

o any distribution that is one of a series of substantially equal periodic payments, not less frequently than annually, made over (1) the participant's life, or the joint lives of the participant and his or her beneficiary, (2) the participant's life expectancy, or the joint life expectancies of the participant and his or her beneficiary, or (3) a specified period of at least ten years,

o any distribution required to be made because of the participant's attainment of age 70 1/2, or

o any distribution to the extent that it consists of after-tax contributions.

     A participant can choose a direct rollover of all or any portion of his or her distribution from one of the plans that qualifies as an eligible rollover distribution. In a direct rollover, the eligible rollover distribution is paid directly from the plan to an Individual Retirement Account or to another qualified plan that accepts rollovers. If a participant chooses a direct rollover, he or she is not taxed on his or her distribution until he or she later takes it out of the Individual Retirement Account or the other qualified plan.

     If an eligible rollover distribution is not directly rolled over from one of the plans to an Individual Retirement Account or to another qualified plan and is, instead, paid to the participant, it is subject to mandatory 20% withholding for income taxes. The distribution is taxed in the year the participant receives it unless, within 60 days of receipt of the distribution, the participant rolls it over to an Individual Retirement Account or to another qualified plan. The portion of the distribution that is rolled over will not be taxed until the participant takes it out of the Individual Retirement Account or the other qualified plan. If the participant does not roll the distribution over, special tax rules may apply, as described below.

     A participant can roll over up to 100% of an eligible rollover distribution paid directly to him or her, including an amount equal to the 20% that was withheld for income taxes. If the participant chooses to roll over 100% of the distribution, he or she must use other money to contribute to the Individual Retirement Account or the other qualified plan to replace the 20% that was withheld from the distribution. If the participant rolls over only the 80% that he or she received, the participant will be taxed on the 20% that was withheld for income taxes but was not rolled over.

     Lump-Sum Distributions. A "lump-sum distribution" is a payment within one taxable year of a participant's entire account balance under one of the plans that is payable because the participant has attained age 59 1/2 or died or otherwise separated from service. In addition, the distribution will qualify as a lump-sum distribution only if the participant has participated in the plan making the distribution for at least five years. The special tax treatment for lump-sum distributions is described below.

     Under five-year averaging, a participant may make a one-time election to calculate the tax on a lump-sum distribution by using "five-year averaging". Five-year averaging often reduces the tax a participant owes because it treats the distribution much as if it were paid over five years. A participant may not elect to use five-year averaging with respect to any distribution received after 1999.

     Under ten-year averaging, a participant who attained age 50 before January 1, 1986 may make a one-time election to calculate the tax on a lump-sum distribution by using "ten-year averaging" at 1986 rates and may elect to have the pre-1974 portion of the lump-sum distribution taxed at 1986 capital gains rates. Like the five-year averaging rules, ten-year averaging often reduces the tax a participant owes with respect to a distribution.

     The special five-year or ten-year averaging treatment, as well as partial capital gains treatment, of lump-sum distributions is applicable to a lump-sum distribution from a plan only if all other lump-sum distributions, whether or not from the same plan or plans of a similar type, received during the same taxable year by the participant are treated in the same manner. So, for example, if a participant receives a lump-sum distribution from the SARP and ESOP in the same taxable year, he or she could not elect to use five-year or ten-year averaging on the SARP distribution while electing a rollover to an Individual Retirement Account of the distribution from the ESOP.

     If a participant receives a lump-sum distribution that includes common stock, he or she also may be eligible to use the special rule relating to "net unrealized appreciation" described below.

     Distributions of Common Stock. There is a special rule for a distribution from any of the plans that includes shares of common stock. To use this special rule, (1) the distribution must qualify as a lump-sum distribution, as described above, or would qualify except that the participant does not yet have five years of participation in the plan, or (2) the common stock included in the distribution must be attributable to the participant's after-tax contributions, if any, to the Plan. Under this special rule, the participant may have the option of not paying tax on the net unrealized appreciation of the common stock until he or she sells or otherwise disposes of the shares of common stock in a taxable transaction. Net unrealized appreciation generally is the increase in the value of the common stock while it was held by the plan. Upon disposition of the common stock in a subsequent taxable transaction, the gain realized, if any, may be eligible for capital gains treatment. Because the rules governing the tax treatment of capital gains and losses, and their application to tax-qualified plans, are complex and subject to change, participants should consult their tax advisors.

     A participant may instead elect not to have the special rule apply to the net unrealized appreciation. In this case, the net unrealized appreciation will be taxed in the year the participant receives the shares of common stock, unless he or she rolls over the common stock, including the net unrealized appreciation, to an Individual Retirement Account or another qualified plan. However, if the participant rolls over the common stock to an Individual Retirement Account, the special rule for net unrealized appreciation does not apply when the common stock is distributed from the Individual Retirement Account.

     "Early" distributions from the plans will result in an additional 10% excise tax on the taxable portion of the distributions, except to the extent the distribution (1) is rolled over into an Individual Retirement Account or other qualified plan or (2) is used for deductible medical expenses. "Early" distributions are distributions made prior to the date the participant attains age 59 1/2 unless:

o   due to permanent disability of the participant,

o made to a beneficiary or an alternate payee under a qualified domestic relations order, or

o made to a participant who terminated employment during or after the calendar year the participant attained the age of 55.

     In general, the rules summarized above that apply to distributions to participants also apply to distributions to surviving spouses of employees and to spouses or former spouses who are "alternate payees" under a qualified domestic relations order. A qualified domestic relations order is an order issued by a court, usually in connection with a divorce or legal separation.
Some of the rules summarized above also apply to a deceased participant's beneficiary who is not a spouse. However, there are some exceptions for distributions to surviving spouses, alternate payees and other beneficiaries that should be mentioned.

     If a surviving spouse or an alternate payee receives an eligible rollover distribution from any of the plans, he or she has the same choices as the participant with respect to the distribution, except that a surviving spouse may roll over the distribution only to an Individual Retirement Account, and not to another qualified plan. A beneficiary other than a surviving spouse may not roll over any distribution from any of the plans.

     A surviving spouse, an alternate payee, or another beneficiary may be able to use the special tax treatment for lump-sum distributions and the special rule for distributions that include common stock, as described above. A beneficiary who receives a distribution from one of the plans because of the participant's death may be able to treat the distribution as a lump-sum distribution if the participant met the appropriate age requirements, whether or not the participant had five years of participation in the plan.

     A participant's account balances under all the plans must be included in the gross estate of a participant for federal estate tax purposes upon his or her death. If the distributee is the participant's spouse, to the extent of the amount included in the participant's gross estate, an unlimited marital deduction may be available.

     In addition to the federal income tax consequences applicable to all of the plans, the deferred fund of the SARP is intended to be a qualified "cash or deferred arrangement" under Section 401(k) of the Internal Revenue Code. A participant in the SARP who elects to defer a portion of his or her compensation and have DynCorp contribute it to the SARP will not be subject to federal income tax on the amounts contributed at the time the contributions are made. However, these contributions will be subject to social security taxes and certain federal unemployment taxes. Elective deferrals by a participant to his or her SARP account is limited to $7,000 annually (adjusted for cost-of-living). This annual limit applies on an employee-by-employee basis to all 401(k) plans in which the employee participates, including plans of other employers. For calendar year 1999, the adjusted limit is $10,000.

     Generally, we will be able to deduct the amounts that we contribute to the SARP pursuant to employee elections to defer a portion of their compensation, as well as any matching or additional company contributions it makes to the deferred fund. The deduction will be equal to the amount of contributions made.

     With respect to loans from the SARP commencing after December 31, 1986, any interest paid by the participant will not be deductible, regardless of the purpose of the loan or use of the loan proceeds. Moreover, interest paid on any loan from any of the plans by a "key employee", as defined in Section 416(i) of the Internal Revenue Code, will not be deductible.

     Participants should consult their own tax advisors with respect to all federal, state, and local tax effects of participation in the plans. Moreover, we do not represent that the foregoing tax consequences will apply to any particular participant's specific circumstances or will continue to apply in the future, and we make no undertaking to maintain the tax-qualified status of the plans under Section 401(a) of the Internal Revenue Code.


EMPLOYEE STOCK PURCHASE PLAN


General

     The Employee Stock Purchase Plan was adopted on May 10, 1995, and it became effective July 1, 1995. The Stock Purchase Plan is intended to qualify as a stock purchase plan under Section 423(b) of the Internal Revenue Code. The Stock Purchase Plan provides for the purchase of common stock by participating employees through voluntary payroll deductions. At each trade date, the Stock Purchase Plan will purchase for the account of each participant that number of shares of DynCorp common stock which may be acquired with the funds available in the participant's stock purchase account, together with our contribution described below. The Stock Purchase Plan is not subject to the Employee Retirement Income Security Act.

Eligibility

     Generally, all of our employees are eligible to participate in the Stock Purchase Plan. However, no employee who owned capital stock of DynCorp having more than five percent of the voting power or value of the capital stock would be able to participate. An employee's eligibility to participate in the Stock Purchase Plan will terminate immediately upon termination of employment.

     Employees may participate in the Stock Purchase Plan by completing a payroll deduction authorization and establishing a brokerage account with the broker-dealer handling the internal stock market. The minimum payroll deduction allowed is $7.00 per week, and the maximum deduction is $450 per week. No employee is entitled to purchase an aggregate amount of common stock having a value, measured as of its purchase date, in excess of $25,000 in any calendar year pursuant to the Stock Purchase Plan and any other employee stock purchase plan that may be adopted by DynCorp.

Purchase of Shares/Discount

     Shares of common stock purchased under the Stock Purchase Plan will be acquired on the internal stock market. See "Market Information -- The Internal Stock Market." The amount of the payroll deductions will be used to purchase shares at a discount established from time to time by the Compensation Committee, not to exceed 15% of the prevailing formula price. DynCorp may either pay the discount portion to the Stock Purchase Plan in cash or deliver a sufficient number of shares having a value equal on the applicable trade date to the aggregate amount of the discount. The Compensation Committee has established the current discount rate at 5%. A total of 100,000 shares was reserved in 1995 for possible issuance under the Stock Purchase Plan in satisfaction of this contribution obligation, but we have not issued any such shares to date.

Distribution, Withdrawals, and Sales

     Shares of common stock acquired under the Stock Purchase Plan will be allocated to each participant's individual ownership account immediately following the trade date in which the acquisition occurred. These shares may not be sold until the participant has owned them for at least one year. However, within 45 days following termination of a participant's employment for any reason, we may in our sole discretion purchase the shares from the participant or his or her estate or legal representatives at the most recent formula price. If required by applicable state securities laws and if the initial purchase price were higher than the most recent formula price, we would have to pay the amount of the initial purchase price for the shares.

     Pursuant to the by-laws, all shares of common stock purchased pursuant to the Stock Purchase Plan will be subject to our right of first refusal in the event that the participant desires to sell such shares other than on the internal stock market. See "Description of Capital Stock -- Restrictions on Common Stock."

     Participants may withdraw the money held in their stock purchase accounts at any time prior to its use to purchase shares of common stock, although upon doing so the participant will not be eligible to participate in the Stock Purchase Plan until three months after such withdrawal. No interest will be paid on the money held in the stock purchase accounts of the participants.

Amendment and Termination

     The Board of Directors may suspend or amend the Stock Purchase Plan in any respect, except that no amendment may:

o increase the maximum number of shares authorized to be issued under the Plan,

o increase our contribution for each share purchased above 15% of the applicable purchase price for such share,

o cause the Stock Purchase Plan to fail to qualify under Section 423(b) of the Internal Revenue Code, or

o deny to participating employees the right at any time to withdraw from the Stock Purchase Plan and obtain all amounts then due to their credit in their stock purchase accounts.

     The Stock Purchase Plan will terminate on December 31, 1999, unless extended by the Board of Directors.

Administration

     A commercial service provider performs administrative services for the Stock Purchase Plan, principally related to accounting and recordkeeping. The costs of these administrative services are borne by DynCorp.

Federal Income Tax Consequences

     In our view, the following discussion includes a description of all material federal income tax considerations relating to the Stock Purchase Plan. We have not received an opinion of counsel with respect to this discussion.

     For federal income tax purposes, a participant in the Stock Purchase Plan will recognize no taxable income until the taxable year of sale or other disposition of the shares of common stock acquired under the Stock Purchase Plan.

     When the shares are disposed of by a participant more than two years after the date the shares were purchased for the participant's account, the participant must recognize ordinary income for the taxable year of disposition to the extent of the lesser of:

o the "discount", which is the excess of the fair market value of the shares on the purchase date over the amount of the purchase price paid by the participant, or

o the amount by which the fair market value of the shares at disposition or death exceeds the purchase price.

     In addition, a participant generally will recognize long-term capital gain equal to the excess, if any, of the proceeds from the disposition over the sum of the purchase price paid by the participant for the shares and the amount of ordinary income the participant recognizes. If the proceeds from disposition of the shares are less than the purchase price paid by the participant, the participant generally will be entitled to a capital loss. In the event of a participant's death while owning shares acquired under the Stock Purchase Plan, ordinary income must be recognized in the year of death in the amount specified in the first sentence of this paragraph.

     When the shares are disposed of prior to the expiration of the two-year holding period, a "disqualifying disposition", the participant must recognize ordinary income in the amount of the discount, even if the disposition is by gift or is at a loss. In addition. the participant will generally recognize (1) capital gains equal to the excess, if any, of the proceeds from the disposition over the fair market value of the shares on the purchase date, or (2) capital loss equal to the excess, if any, of the fair market value of the shares as of the purchase date over the proceeds from the disposition of the shares.

     The tax treatment and tax rate applicable to any capital gain a participant recognizes from the disposition of shares acquired under the Stock Purchase Plan depends on the length of time the participant has held the shares, the amount of the participant's other income during the year, and other factors. In general, as of the date of this prospectus, the maximum tax rate applicable to any capital gain arising from a participant's disposition of these shares is 20 percent in the case of shares held for more than one year, and 39.6 percent in the case of shares held for one year or less. For years beginning after December 31, 2000, reduced maximum rates may apply with respect to any capital gain recognized from the disposition of shares that, under special rules, are treated as having been acquired after December 31, 2000 and held for more than five years.

     The deduction of any capital loss you may recognize from the disposition of shares acquired under the Stock Purchase Plan are subject to limitations. Because the rules governing the tax treatment of capital gains and losses are complex and subject to change, participants should consult their tax advisors.

     Participants should consult their own tax advisors with respect to all federal, state, and local tax effects of participation in the Stock Purchase Plan. Moreover, we do not represent that the foregoing tax consequences will apply to any participant's specific circumstances or will continue to apply in the future. We make no undertaking to maintain the qualified status of the Stock Purchase Plan under Section 423 of the Internal Revenue Code.


1995 STOCK OPTION PLAN


General

     Our Board of Directors approved the 1995 Stock Option Plan on February 10, 1995, and it became effective July 1, 1995. The 1995 Stock Option Plan authorized the granting of stock options with respect to an aggregate of 1,250,000 shares of common stock, during the period July 1, 1995 through December 31, 1999. As of April 1, 1999, 26,500 such options have been exercised and 1,214,600 are outstanding. Substantially all of the authorized options have been granted at this time, so we do not anticipate the grant of any additional options under the Stock Option Plan.

     The exercise price of options granted under the Stock Option Plan is determined by the Compensation Committee and may not be less than 100% of the most recent formula price of the common stock on the date of grant.

     All options granted pursuant to the Stock Option Plan are non-transferable except by will or the laws of intestate succession.

Eligibility and Participation

     The persons eligible to receive options under the Stock Option Plan are key employees designated by the Compensation Committee and directors.

Vesting of Options

     The right to exercise options granted prior to March 5, 1998 under the Stock Option Plan vest at the rate of 20% per year during the five-year period following the date of the grant. The right to exercise options granted on and after such date vest at the rate of 25% per year during the four-year period following the date of the grant. All options granted prior to March 5, 1998 will expire seven years after the date of grant unless earlier exercised; options granted on or after such date, if unexercised, will expire ten years after the date of grant.

     In the event of a change of control involving DynCorp, all options vest immediately and may be exercised within 30 days, unless they are replaced with options of an equal or greater value.

Exercise of Options

     If an optionee's employment terminates as a result of death, all options vest and may be exercised by the employee's estate or legal representative during the six-month period following death. If the employee terminates by reason of disability or retires before age 65, all options vested as of the termination date may be exercised during the six-month period following termination or retirement. If an option retires at or after age 65, all options become vested at the date of retirement and maybe exercised within one year. Upon termination of employment for any other reason, all options, whether or not vested, will terminate, unless otherwise authorized by the Compensation Committee, which may authorize the employee to exercise vested options within 30 days.

     Upon the exercise of an option, the exercise price is payable in cash or in shares of common stock valued at the formula price on the date of exercise. Any withholding required as a result of the exercise of an option may, at the discretion of the Compensation Committee, be satisfied by withholding shares of common stock valued at the formula price on the date of exercise.

Amendment and Termination

     The Stock Option Plan will terminate, and all unexercised options will expire ten years after the grant of the last option. No options may be granted under the Stock Option Plan after December 31, 1999.

     The Stock Option Plan may be amended, terminated, or revised by the Board of Directors, except that no such amendment may impair any previously granted option without the consent of the holders of outstanding options.

General Provisions

     All shares issued upon exercise of options granted under the Stock Option Plan are subject to (1) our right of first refusal in the event that the optionee desires to sell his or her shares other than on the internal stock market and (2) our right of repurchase upon termination of the optionee's employment or affiliation. See "Description of Capital Stock -- Restrictions on Common Stock."

     If the outstanding shares of common stock of DynCorp are changed into or exchanged for a different number or kind of shares or securities through reorganization, merger, recapitalization, reclassification or similar transaction, or if the number of outstanding shares is changed through a stock split, stock dividend, stock consolidation, or similar transaction, an appropriate adjustment, determined by the Board of Directors in its sole discretion, will be made in the number and kind of shares and the exercise price per share of options which are outstanding.

Administration

     The Compensation Committee of the Board of Directors administers the Stock Option Plan. The current members of the Compensation Committee are H. S. Winokur, Jr., R. E. Dougherty, and P. G. Kaminski. The address of each member is 2000 Edmund Halley Drive, Reston, Virginia 20191. The Compensation Committee is appointed annually by the Board of Directors, which may also fill vacancies or replace members of the Compensation Committee.

Subject to the express provisions of the Stock Option Plan, the Compensation Committee has the authority to:

o        interpret the Stock Option Plan,

o prescribe, amend, and rescind rules and regulations relating to the Stock Option Plan,

o determine the individuals to whom and the time or times at which options may be granted and the number of shares to be subject to each option granted under the Stock Option Plan,

o determine the terms and conditions of the option agreements under the Stock Option Plan, which need not be identical, and

o make all other determinations necessary or advisable for the administration of the Stock Option Plan.

     The members of the Compensation Committee receive no compensation from the Stock Option Plan for services rendered in connection therewith.

Federal Income Tax Consequences

     In our view, the following discussion includes a description of all material federal income tax considerations relating to the Stock Option Plan. We have not received an opinion of counsel with respect to this discussion.

     All options granted under the Stock Option Plan are non-qualified stock options; that is, they do not receive the same treatment under the Internal Revenue Code as do "qualified" stock options. Generally, the optionee will not be taxed at the time of the grant of a non-qualified stock option. At the time of exercise of such option, the optionee will recognize ordinary income for federal income tax purposes in an amount equal to the excess of the fair market value, at the time of exercise, of the common stock purchased over the exercise price. We will generally be entitled to a company tax deduction at such time and in the same amount that the optionee realizes ordinary income.

     If common stock acquired upon the exercise of a non-qualified stock option is later sold or exchanged, then the difference between the sale price and the fair market value of the shares on the date which governs the determination of ordinary income is generally taxable, provided the stock is a capital asset in the holder's hands, as long-term or short-term capital gain or loss, depending upon the holding period for such common stock at the time of disposition.

     If payment of the exercise price of a non-qualified stock option is made by surrendering previously owned shares of common stock, the following rules apply:

o No gain or loss will be recognized as a result of the surrender of shares in exchange for an equal number of shares subject to the non-qualified stock option;

o The number of shares received equal to the shares surrendered will have a basis equal to the shares surrendered and a holding period that includes the holding period of the shares surrendered; and

o Any additional shares received (1) will be taxed as ordinary income in an amount equal to the fair market value of the shares at the time of exercise, (2) will have a basis equal to the amount included in taxable income by the optionee, and (3) will have a holding period that begins on the date of the exercise.

     The tax treatment of capital gains is discussed above in the discussion of federal income taxes for the Employee Stock Purchase Plan. See "Employee Benefit Plans - Employee Stock Purchase Plan."

     Holders of options granted under the Stock Option Plan should consult their own tax advisors for specific advice with respect to all federal, state, or local tax effects before exercising any options and before disposing of any shares of common stock acquired upon the exercise of an option. Moreover, we do not represent that the foregoing tax consequences apply to any particular option holder's specific circumstances or will continue to apply in the future.


EXECUTIVE INCENTIVE PLAN

General

     Our current Executive Incentive Plan became effective in 1993. The Incentive Plan provides for the annual award of discretionary bonuses based on the achievement of specific financial and individual performance goals. The Incentive Plan was amended effective January 1, 1996 to provide for the payment of 20% of each award in the form of shares of common stock, based on the most recent formula price.

     300,000 shares were reserved for possible issuance under the Incentive Plan for calendar years 1996 through 2000. The Incentive Plan is not subject to the Employee Retirement Income Security Act and is not intended to be qualified under Section 401(a) of the Internal Revenue Code.

Eligibility and Participation

     Officers and certain key executive employees of DynCorp are designated by the Compensation Committee to be eligible to participate in and receive bonuses under the Incentive Plan.

Awards

     Each year we establish bonus pools representing the aggregate targeted bonuses negotiated in advance with Incentive Plan participants. Awards under the Incentive Plan are generally made based upon the achievement of previously established individual and financial performance criteria. Awards under the Incentive Plan are made based on recommendations of the Chief Executive Officer to the Compensation Committee. Awards of bonuses, including potential shares of common stock, may also be subject to forfeiture, in whole or in part, in the event of the termination of the recipient's employment or affiliation with DynCorp prior to the date for payment of awards.

     Awards of bonuses under the Incentive Plan are generally distributed after the end of the fiscal year to which the bonus relates. After calculation of each individual award, 20% of the net award distribution, net of applicable taxes, is made in the form of shares of common stock, valued at the formula price.

     Pursuant to our by-laws, all shares of common stock distributed under the Incentive Plan will be subject to our right of first refusal in the event that the participant desires to sell such shares other than on the internal stock market. See "Description of Capital Stock -- Restrictions on Common Stock."

     For services rendered during the fiscal year ended December 31, 1998, a total of 46 individuals received an aggregate of 11,210 shares of common stock as the stock portion of bonuses under the Incentive Plan.

Federal Income Tax Consequences

     In our view, the following discussion includes a description of all material federal income tax considerations relating to the Incentive Plan. We have not received an opinion of counsel with respect to this discussion.

     Awards under the Incentive Plan of cash bonuses and shares of common stock, valued at fair market value at the time of receipt, that are not subject to forfeiture are taxable as ordinary income to the recipient at the time of receipt.

     Recipients of awards under the Incentive Plan should consult their own tax advisors with respect to all federal, state, and local tax effects of participation in the Incentive Plan.  Moreover,  DynCorp does not represent that the foregoing
tax   consequences   will  apply  to  any  particular   participant's   specific
circumstances.

Amendment and Termination

     The Incentive Plan may at any time be amended or terminated by the Compensation Committee.

Administration

     The Compensation Committee of the Board of Directors administers the Incentive Plan.

                          Description of Capital Stock


General

     The authorized capital stock of DynCorp consists of 20,000,000 shares of common stock, par value $0.10 per share, of which, as of April 1, 1999, 10,032,872 shares are outstanding, and 123,711 shares of Class C Preferred, par value $0.10 per share, of which none are outstanding. As of April 1, 1999, there were approximately 664 holders of record of common stock.

     The following is a summary of the material provisions of our certificate of incorporation and by-laws regarding our capital stock. The summary is not complete and is qualified in its entirety by reference to the certificate of incorporation and by-laws, copies of which are incorporated by reference to the registration statement of which this prospectus is a part.

Common Stock

     The holders of common stock are entitled to one vote per share held of record in elections for directors and on all other matters required or permitted to be approved by a vote of our stockholders. Each share of common stock is equal in respect of rights and liquidation and rights to dividends and to distributions. Stockholders will not have any preferred or preemptive rights to subscribe for, purchase, or receive additional shares of any class of capital stock of DynCorp, or any options or warrants for such shares, or any rights to subscribe for or purchase such shares, or any securities convertible into or exchangeable for such shares, which may be issued, sold, or offered for sale by DynCorp.

Restrictions on Common Stock

     The Board of Directors of DynCorp amended our by-laws on May 10, 1995, to provide that no share of common stock issued on or after May 11, 1995 may be sold or transferred by the stockholder to any third party, other than by descent or distribution, bona fide gift, or bona fide sale. A bona fide sale may only occur after the stockholder has first offered in writing to sell the share to DynCorp at the same price and under substantially the same terms as apply to the intended sale, and DynCorp has failed or declined in writing to accept such terms within 14 days of receipt of such written offer or has refused to proceed to a closing on the transaction within a reasonable time. The sale to the third party following such failure, declination, or refusal must be made on the same terms which were not previously accepted by DynCorp and within 60 days following such event, or DynCorp must again be offered such refusal rights prior to a sale of such share.

     Our right of first refusal right does not apply to:

o any transactions made at the current formula price through the internal stock market,

o any transactions made at any time while the common stock is listed for trading on a national securities exchange or on the over-the-counter market,

o        sales to the ESOP, or

o shares which have been reissued to the holder in exchange for shares issued prior to May 11, 1995 to the extent such previously issued shares were not subject to any right of first refusal by DynCorp or its stockholders.

     Shares of common stock purchased on the internal stock market will be subject to contractual transfer restrictions having the same effect as those contained in the by-laws. Prior to trading on the internal stock market, each buyer will be required to adhere to the internal stock market rules, which impose such transfer restrictions on all shares purchased on the internal stock market. Shares of common stock issued prior to May 11, 1995 and not subsequently purchased on the internal stock market are not subject to such restrictions. See "Risk Factors -- Right of First Refusal."

 .

                            Validity of Common Stock


     The validity of the common stock offered by this prospectus has been passed upon for DynCorp by H. Montgomery Hougen, Vice President and Secretary and
Deputy General Counsel of DynCorp. As of April 1, 1999, Mr. Hougen owned directly and indirectly 26,075 shares of common stock and options to purchase 4,500 shares of common stock. Mr. Hougen is the beneficial owner of an additional 3,274 shares through our benefit plans.


                                     Experts


     The financial statements and schedules incorporated by reference in this prospectus and elsewhere in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.








No dealer, salesperson, or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offer contained in this prospectus. If any such offer is given or made, any information or representations must not be relied upon as having been authorized by DynCorp. This prospectus is not an offer of any securities other than the shares described in this prospectus. It is not an offer to sell, or a solicitation of an offer to buy, any securities to any person in any jurisdiction in which such offer or solicitation is not authorized, or to any person to whom it is not lawful to make such an offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder at any time implies that information contained in this prospectus is correct as of any time subsequent to the date of this prospectus.



                PROSPECTUS


            11,969,313 Shares





               DynCorp

            Common Stock

       par value $0.10 per share



          _____________, 1999



                                TABLE OF CONTENTS



                                                      Page

Where You Can Find More Information                     ii
Summary                                                  1
DynCorp                                                  1
Risk Factors                                             2
Securities Offered by This Prospectus                    7
Market Information                                      11
Use of Proceeds                                         14
Employee Benefit Plans                                  14
Description of Capital Stock                            33
Validity of Common Stock                                34
Experts                                                 34

                                     PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     Not applicable.

Item 15.  Indemnification of Directors and Officers.

     Section 102 of the General Corporation Law of the State of Delaware ("GCL") allows a corporation to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except in cases where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, authorized the unlawful payment of a dividend or approved an unlawful stock redemption or repurchase or obtained an improper personal benefit. The Registrant's Amended and Restated Certificate of Incorporation, a copy of which is filed as an exhibit to this registration statement, contains a provision which eliminates directors' personal liability as set forth above.

     The Amended and Restated Certificate of Incorporation of the Registrant and the Bylaws of the Registrant provide in effect that the Registrant shall indemnify its directors, officers and employees to the extent permitted by
Section 145 of the GCL. Section 145 of the GCL provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances.

     Subsection (a) of Section 145 of the GCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no cause to believe his or her conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter for which such director or officer shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

Item 16.  Exhibits.


Exhibit         Description

4.1... Indenture and supplement, dated April 18, 1997 between Dyn Funding Corporation (a wholly owned subsidiary of the Registrant) and Bankers Trust Company relating to Contract Receivable Collateralized Notes (incorporated by reference to Registrant's Form 10K/A for 1995, File No. 1-3879)

4.2... Registration Rights Agreement, dated as of March 17, 1997, among the Registrant and BT Securities Corporation and Citicorp Securities, Inc. (incorporated by reference to Registrant's Form S-4, File No.333-25355)

4.3... Indenture, dated March 17, 1997, between the Registrant and United States Trust Company of New York relating to the 9 1/2% senior subordinated notes due 2007 (incorporated by reference to Registrant's Form S-4, File No. 333-25355)

4.4... Specimen common stock Certificate (incorporated by reference to Registrant's Form 10-K for 1988, File No. 1-3879)

4.5... Amended and Restated Certificate of Incorporation (incorporated by reference to Registrant's Form 10-K/A for 1995, File No.1-3879)

4.6... By-Laws of the Registrant (incorporated by reference to Registrant's Form S-1, File No. 33-59279)

4.7... Second Amended and Restated Credit Agreement by and among Citicorp North America, Inc., certain Lenders and the Registrant dated May 15, 1997 (incorporated by reference to Registrant's Form S-4, File No. 333-25355)

4.8... Employee Stock Ownership Plan (incorporated by reference to Registrant's Form S-1, File No. 33-59279)

4.9... Savings and Retirement Plan (incorporated by reference to Registrant's Form S-1, File No. 33-59279)

4.10....Equity Target Ownership Policy (incorporated by reference to
        Registrant's Form S-1, File No. 33-59279)

5...    Opinion of H. Montgomery Hougen (previously filed)

10.1... Key Employees Share-Option Compensation Plan (filed herewith)

10.2... Executive Incentive Plan (incorporated by reference to Registrant's Form
        10K for 1997, File No. 1-3879)

10.3... Severance Agreement of David L. Reichardt (incorporated by reference to
        Exhibit (c)(7) to Schedule 14D-9 filed by Registrant January 25, 1988)

10.4... Amendment to Severance Agreement of David L. Reichardt (incorporated by reference to Registrant's Form S-1, File No. 33-59279)

10.5... Severance Agreement of Paul V. Lombardi (incorporated by reference to
        Registrant's Form 10-K for 1993, File No. 1-3879)

10.6... Amendment to Severance Agreement of Paul V. Lombardi (incorporated by reference to Registrant's Form S-1, File No. 33-59279)

10.7... Severance Agreement of Patrick C. FitzPatrick (incorporated by reference to Registrant's Form 10-K for 1996, File No. 1-3879)

10.8... Amendment to Severance Agreement of Patrick C. FitzPatrick (incorporated by reference to Registrant's Form S-1, File No. 33-59279)

10.9... Severance Agreement of Marshall S. Mandell (incorporated by reference to
        Registrant's Form S-1, File No. 33-59279)

10.10.. Severance Agreement of Robert B. Alleger (incorporated by reference to
        Registrant's Form S-1, File No.33-59279)

10.11.. Restricted Stock Plan (incorporated by reference to Registrant's Form
        10-K/A for 1995, File No. 1-3879)

10.12...1995 Stock Option Plan (incorporated by reference Registrant's Form 10-K for 1997, File No. 1-3879)

11... Computations of Earnings Per Common Share for the Years Ended December 31, 1998, 1997, and 1996 (incorporated by reference to Registrant's Form 10-K for 1998, 1997, and 1996, File No. 1-3879)

13....  Registrant's 1998 Annual Report Form 10-K, filed with the Securities and
        Exchange Commission on March 10, 1999, File No. 1-3879

21... Subsidiaries of the Registrant (incorporated by reference to Registrant's Form 10-K for 1998, File No. 1-3879)

23...   Consent of Arthur Andersen LLP (filed herewith)

24....  Powers of Attorney (previously filed)

99... Internal Stock Market Rules (incorporated by reference to Registrant's Form S-1, File No. 33-59279)

Item 17. Undertakings

     The undersigned Registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

         (a) To include any prospectus required by Section 10(a)(3) of the Securities Act.

         (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs 1(a) and 1(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in conjunction with the securities being registered, the Registrant will, unless in the opinion of its counsel of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this post-effective amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Commonwealth of Virginia, on April 23, 1999.

                           DynCorp

                           By:  /s/ Paul V. Lombardi
                           P. V. Lombardi
                           President and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature to this post-effective amendment to registration statement appears below hereby appoints Paul V. Lombardi, David L. Reichardt and H. Montgomery Hougen, and each of them, any one of whom may act without the joiner of the others, as his or her attorney in fact with full power of substitution and resubstitution to sign on his or her behalf individually and in the capacity stated below, and to sign and file all amendments and post-effective amendments to this post-effective amendment to its registration statement and any and all other documents that may be required in connection with the filing of this post-effective amendment to registration statement, which amendments may make such changes and additions to this post-effective amendment to registration statement as such attorney in fact may deem necessary or appropriate.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this post-effective amendment to its registration statement has been signed below by the following persons in the capacities and on the dates indicated:



 Signature                  Title                           Date

 * P. V. Lombardi        President and Director             April 23, 1999
                      (Principal Executive Officer)

 * P. C. FitzPatrick     Senior Vice President and          April 23, 1999
                          Chief Financial Officer
                       (Principal Financial Officer)

 * D. L. Reichardt       Senior Vice President, General     April 23, 1999
                         Counsel and Director

 * J. J. Fitzgerald      Vice President and Controller      April 23, 1999
                        (Principal Accounting Officer)

 * D. R. Bannister       Director                           April 23, 1999

 * T. E. Blanchard       Director                           April 23, 1999

 * P. G. Kaminski        Director                           April 23, 1999

 * D. C. Mecum II        Director                           April 23, 1999

 * R. E. Dougherty       Director                           April 23, 1999

 * H. S. Winokur, Jr.    Director                           April 23, 1999



* By:  /s/ H. M. Hougen                                     April 23, 1999
-----------------------------------
     H. M. Hougen
     Attorney-in-Fact